Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED

U.S. $2,000,000,000

MULTICURRENCY CREDIT AGREEMENT

Dated as of November 28, 2017

Among

ECOLAB INC.,

as a Borrower and as Guarantor,

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as Banks,

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as Issuing Banks,

BANK OF AMERICA, N.A.,

as Administrative Agent and Swing Line Bank

CITIBANK, N.A., JPMORGAN CHASE BANK, N.A. and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Co-Syndication Agents,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CITIGROUP GLOBAL MARKETS INC., JPMORGAN CHASE BANK, N.A.

and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Joint Lead Arrangers

i

Section 2.22 .	Extension of Commitments	65

Section 2.23 .	Cash Collateral.	66
Section 2.24 .	Defaulting Banks.	66

ARTICLE 3
CONDITIONS OF LENDING

Section 3.01 .	Conditions Precedent to the Effectiveness of the Second Amendment and Restatement	70
Section 3.02 .	Conditions Precedent to Each Revolving Borrowing and Letter of Credit Issuance	72

ARTICLE 4
REPRESENTATION AND WARRANTIES

Section 4.01 .	Representations and Warranties of the Company	73
Section 4.02 .	Representations and Warranties of Borrowing Subsidiaries	77

ARTICLE 5
COVENANTS OF THE COMPANY

Section 5.01 .	Affirmative Covenants	77
Section 5.02 .	Negative Covenants	81
Section 5.03 .	Financial Covenant	83

ARTICLE 6
EVENTS OF DEFAULT

Section 6.01 .	Events of Default	83
Section 6.02 .	Letter of Credit Collateral Account	86

ARTICLE 7
THE AGENT

Section 7.01 .	Appointment and Authority	86
Section 7.02 .	Rights as a Bank	87
Section 7.03 .	Exculpation Provisions	87
Section 7.04 .	Reliance by Agent	88
Section 7.05 .	Delegation of Duties	88
Section 7.06 .	Resignation of Agent	88
Section 7.07 .	Non-Reliance on Agent and Other Banks	90
Section 7.08 .	No Other Duties, Etc	90
Section 7.09 .	Indemnification	90
Section 7.10 .	Certain Amendments	91

ANNEX A	COMMITMENTS
EXHIBIT A	Form of Note
EXHIBIT B-1	Form of Notice of Revolving Borrowing
EXHIBIT B-2	Form of Notice of Letter of Credit Issuance
EXHIBIT B-3	Form of Notice of Swing Line Borrowing
EXHIBIT C-1	Form of Assignment and Acceptance
EXHIBIT C-2	Form of Increase Agreement
EXHIBIT D	Form of Election to Participate
EXHIBIT E	Form of Opinion of Counsel of the Company
EXHIBIT F	Form of Subsidiary Guaranty

SCHEDULE I	Applicable Lending Offices and Notice Addresses

SECOND AMENDED AND RESTATED MULTICURRENCY CREDIT AGREEMENT

SECOND AMENDED AND RESTATED MULTICURRENCY CREDIT AGREEMENT (this “Agreement”) dated as of November 28, 2017, among  ECOLAB INC., a Delaware corporation (the “Company”), the financial institutions party hereto as Banks from time to time, the financial institutions party hereto as Issuing Banks from time to time, BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent (the “Agent”) for the Banks and Issuing Banks hereunder and as Swing Line Bank, and CITIBANK, N.A., JPMORGAN CHASE BANK, N.A. and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as co-syndication agents.

RECITALS:

WHEREAS, the Company, the financial institutions party thereto as Banks, the financial institutions party thereto as Issuing Banks from time to time, Bank of America, as administrative agent for the Banks, and the other parties thereto entered into the Amended and Restated Multicurrency Credit Agreement dated as of December 3, 2014 (the “Existing Credit Agreement”), which provides a multicurrency revolving credit facility on the terms and conditions set forth therein; and

WHEREAS, the parties to the Existing Credit Agreement wish to amend and restate the Existing Credit Agreement in its entirety on the terms set forth herein;

NOW, THEREFORE, subject to the satisfaction of the conditions precedent set forth herein, the parties hereto agree that, as of the Second Amendment and Restatement Effective Date, the Existing Credit Agreement is amended and restated in its entirety as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Act” has the meaning specified in Section 9.17.

“Added Bank” has the meaning specified in Section 2.08(c).

“Administrative Questionnaire” means an administrative questionnaire in substantially the form approved by the Agent.

“Advance” means a Revolving Advance or a Swing Line Advance.

“Affiliate” means, when used with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified.

“Agent” has the meaning set forth in the introductory paragraph.

“Agreement” has the meaning set forth in the introductory paragraph.

“Alternative Currency” means (i) each Primary Currency and (ii) any lawful currency other than Dollars which is freely transferable and convertible into Dollars; provided that with respect to clause (ii), such other currency is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to $600,000,000.  The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Anniversary Date” means each November 28 occurring during the term of this Agreement, commencing November 28, 2018, or if any such date is not a Business Day, the next preceding Business Day.

“Applicable Base Rate Margin” has the meaning specified in Section 2.10(a).

“Applicable Eurocurrency Margin” has the meaning specified in Section 2.10(b).

“Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office in the case of a Base Rate Advance, such Bank’s Eurocurrency Lending Office in the case of a Eurocurrency Advance.  Without limitation of the foregoing, any Bank may, at its option, make any Advances available to any Borrower by causing any foreign or domestic branch or Affiliate of such Bank to make such Advance; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Advance in accordance with the terms of this Agreement.

2

“Applicable Margin” means the Applicable Eurocurrency Margin under Section 2.10(b).

“Applicable Percentage” means with respect to any Bank at any time, the percentage (carried out to the ninth decimal place) of the Total Commitments  represented by such Bank’s Commitment at such time, subject to adjustment as provided in    Section 2.08(f) or Section 2.24.  If the commitment of each Bank to make Advances and the obligation of the Issuing Banks to Issue Letters of Credit have been terminated pursuant to Section 6.01, or if the Commitments have expired, then the Applicable Percentage of each Bank shall be determined based on the Applicable Percentage of such Bank most recently in effect, giving effect to any subsequent assignments.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd.

“Assigning Bank” has the meaning specified in Section 2.08(e).

“Assignment and Acceptance” means an assignment and acceptance in substantially the form of Exhibit C-1 hereto pursuant to which a Bank assigns all or a portion of such Bank’s rights and obligations under this Agreement in accordance with the terms of Section 9.08.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.05(c)(iii).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” has the meaning set forth in the introductory paragraph.

“Banks” means the financial institutions listed on the signature pages hereof, any assignee of a Bank pursuant to an Assignment and Acceptance and any Added Bank, but excluding any former Bank that has assigned all of its obligations hereunder pursuant to an Assignment and Acceptance.  For the avoidance of doubt, as the context requires, Bank shall include the Swing Line Bank.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means a Revolving Advance denominated in Dollars which bears interest as provided in Section 2.10(a).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” means the Company or any Borrowing Subsidiary, and, subject to Section 5.02(b), their respective successors and assigns, and “Borrowers” means all of the foregoing.

“Borrowing” means a Revolving Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Subsidiary” means any Subsidiary (a) that is a Wholly-Owned Consolidated Subsidiary and (b) as to which an Election to Participate shall have been delivered to the Agent, duly executed on behalf of such Borrowing Subsidiary and the Company, at least five (5) Business Days prior to the date of the initial Notice of Borrowing on behalf of such Borrowing Subsidiary.

“Business Day” means a day of the year, other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state in the United States where the Agent’s office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which banks are open for business in London;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” means the lawful money of Canada.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent or any Issuing Bank (as applicable), as collateral for Letter of Credit Obligations or obligations of Banks to fund participations (as the context may require), cash or deposit account balances or, if the Issuing Banks benefiting from such collateral shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Agent and (b) the applicable Issuing Banks. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any

Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the aggregate ordinary voting power represented by the issued and outstanding shares of stock of the Company or (b) during any period of 25 consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the “Continuing Directors”) who (i) were directors of the Company on the first day of each such period or (ii) subsequently became directors of the Company and whose initial election or nomination subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Company, to constitute a majority of the board of directors of the Company.

“Collateral Shortfall Amount” means, at any time, the excess, if any, of (a) the amount of Letter of Credit Obligations outstanding at such time over (b) the amount on deposit in the Letter of Credit Collateral Account at such time that is subject to a perfected security interest in favor of the Agent for the benefit of the Banks and the Issuing Banks, subject to no Liens prohibited under Section 5.02(a).

“Commercial Letter of Credit” means any documentary Letter of Credit Issued by an Issuing Bank pursuant to Section 2.05 for the account of a Borrower which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by such Borrower in the ordinary course of its business.

“Commitment” means, for each Bank, the amount set forth opposite such Bank’s name on Annex A under the caption “Commitment” or, in the case of an Added Bank, in the applicable Increase Agreement, as such amount may be reduced or increased pursuant to Section 2.08 or reduced or increased pursuant to an assignment made in accordance with Section 9.08.

“Communications” has the meaning specified in Section 9.02(b).

“Company” has the meaning set forth in the introductory paragraph, and, subject to Section 5.02(b), any and all successors thereto.

“Consolidated EBITDA” means for any Measurement Period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense for such Measurement Period, (ii) the provision for federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such Measurement Period, (iii) depreciation and amortization expense for such Measurement Period, (iv) other non-cash items of the Company and its Subsidiaries decreasing Consolidated Net Income in such Measurement Period, except to the extent such non-cash charges are reserved for cash charges to be taken in the future and (v) non-recurring items of the Company and its Subsidiaries reducing such Consolidated Net Income; provided that the amount pursuant to this clause (v) shall not exceed $100,000,000 per fiscal year (which amount may be increased by the amount permitted for the immediately succeeding two fiscal years, and any such increase used in any fiscal year shall reduce on a dollar-for-dollar basis the amount otherwise permitted in such immediately succeeding year(s) provided that in no event shall the amount added back pursuant to this clause (v) exceed an amount equal to $150,000,000 in any fiscal year). and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such Measurement Period and (ii) all non-cash items increasing Consolidated Net Income for such Measurement Period.

“Consolidated Interest Expense” means, for any period, interest expense in respect of Debt (including that attributable to leases recorded as capital leases in accordance with GAAP in effect on the date hereof), net of interest income, of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (a) interest on deferred compensation reported in respect of such Measurement Period, (b) any income or expense in respect of such period associated with spot-to-forward differences or points on foreign currency swap transactions that are included in interest income or expense as a result of Statement of Financial Accounting Standards No. 133, (c) fees and expenses paid by the Company and its Subsidiaries in connection with credit card arrangements, (d) fees and expenses paid to rating agencies, (e) fees paid to banks, trust companies and finance entities with respect to operating accounts with such entities maintained by the Company or any of its Subsidiaries and (f) implicit interest with respect to earn-out obligations.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Subsidiary” means at any date any Subsidiary the accounts of which would be consolidated with those of the Company in its consolidated financial statements at such date in accordance with GAAP.

“Consolidated Tangible Assets” means, as of any date of determination, (a) the total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, as set forth in the most recent financial statements delivered on or prior to such date pursuant to Section 5.01(b)(i) or (ii) minus (b) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets, in each case to the extent included in clause (a).

“Convert”, “Conversion”, and “Converted” each refer to a conversion of Revolving Advances of one Type into Revolving Advances of another Type pursuant to Section 2.12, 2.13 or 2.16.

“Credit Rating” means, as of any date of determination, the available public ratings as determined by one or more Rating Agencies of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the Company shall not maintain a public Credit Rating of its non-credit-enhanced, senior unsecured long-term debt from at least two Rating Agencies, the Credit Rating shall be deemed to be below BBB (S&P), Baa2 (Moody’s) and BBB (Fitch), (b) if the Company shall maintain a public rating of its non-credit-enhanced, senior unsecured long-term debt from only two Rating Agencies, then the higher of such Credit Ratings shall apply, unless there is a split in Credit Ratings of more than one ratings level, in which case the Credit Rating that is one level lower than the higher of the Company’s two Credit Ratings shall apply, and(c) if the Company shall maintain a public Credit Rating of its non-credit-enhanced, senior unsecured long-term debt from all three of the Rating Agencies, (i) if (x) two Credit Ratings are equivalent and the third Credit Rating is lower, the higher Credit Rating shall apply, (y) two Credit Ratings are equivalent and the third Credit Rating is higher, the lower Credit Rating shall apply and (z) no Credit Ratings are equivalent, the Credit Rating that is neither the highest nor the lowest Credit Rating shall apply.

“Debt” means (but without duplication of any item) (a) indebtedness for borrowed money; (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations to pay the deferred purchase price of property or services, excluding trade obligations and other accounts payable arising in the ordinary course of business; (d) obligations as lessee under leases which shall have been or would be, in accordance with GAAP in effect on the date hereof, recorded as capital leases and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, receivership, insolvency, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Bank” means, subject to Section 2.24(b), any Bank that (a) has failed to (i) fund all or any portion of its Advances within two (2) Business Days of the date such Advances were required to be funded hereunder unless such Bank notifies the Agent and the Company in writing that such failure is the result of such Bank's determination that one or more conditions precedent to funding has not been satisfied (each such condition precedent, together with any applicable default, to be specifically identified in such writing), or (ii) pay to the Agent or any Bank any other amount required to be paid by it hereunder (including in respect of its participations in respect of Letters of Credit or Swing Line Advances) within two (2) Business Days of the date when due, (b) has notified the Company or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after written request by the Agent or the Company, to confirm in writing to the Agent or the Company that it will comply with its funding obligations  (provided, that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Company), (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action;  provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Bank with immunity from jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Bank (or such Governmental Authority or instrumentality) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Bank.  Any determination by the Agent that a Bank is a Defaulting Bank under clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 2.24(b)) upon delivery of written notice of such determination to the Company, each Issuing Bank, the Swing  Line Bank and each Bank.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” and the sign “$” each mean lawful money of the United States of America.

“Domestic Lending Office”  means, (i) with respect to Bank of America, its office specified as its Domestic Lending Office on Schedule I or such other office as the Agent may from time to time notify the Company and the Banks, and (ii) with respect to any other Bank, the office of such Bank specified as its “Domestic Lending Office” or “Domestic Address” in its Administrative Questionnaire or, in either case, such other office of such Bank located within the United States of America as such Bank may from time to time specify to the Company and the Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Election to Participate” means an Election to Participate in substantially the form of Exhibit D hereto.

“Eligible Assignee”  means (a) a Bank, (b) an Affiliate or Approved Fund of a Bank, (c) any other financial institution subject to the consents otherwise required by Section 9.08;  provided that Eligible Assignee shall not include (i) the Company or any of the Company’s Affiliates, (b) any Defaulting Bank or any of

its Subsidiaries or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons or (c) a natural person.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the EMU for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Law”  means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, or binding judgment, order, injunction, decree or requirement of any Governmental Authority relating to protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata, sediment, natural resources), or the handling, use, presence, disposal, Release of, any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Company or any of its Subsidiaries, and (b) any partnership, trade or business under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Company or any of its Subsidiaries.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€”means the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

“Eurocurrency Advance” means an Advance denominated in Dollars or in an Alternative Currency which bears interest as provided in Section 2.10(b).

“Eurocurrency Lending Office”  means, with respect to Bank of America, its office specified as its Eurocurrency Lending Office on Schedule I and, with respect to any other Bank, the office of such Bank specified as its “Eurocurrency Lending Office” or “Eurodollar Address” in its Administrative Questionnaire (or, if no such office is specified, its Domestic Lending Office), or, in either case, such other office of such Bank as such Bank may from time to time specify to the Company and the Agent.  A Bank may specify different offices for its Revolving Advances denominated in Dollars and its Revolving Advances denominated in

Alternative Currencies, respectively, and the term “Eurocurrency Lending Office” shall refer to any or all such offices, collectively, as the context may require when used in respect of such Bank.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means:

(a)        for any Interest Period with respect to a Eurocurrency Rate Advance (i) if denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate approved by the Agent (provided that such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent and that is consistent with the manner in which the Agent is applying such rate to similarly situated borrowers), as published on the applicable Bloomberg screen page (or, if such Bloomberg screen page is not available, such other commercially available, generally recognized financial information service providing quotations of LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period (the “Screen Rate”), for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and (ii) if denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate, or a comparable or successor rate which rate is approved by the Agent (provided that such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent and that is consistent with the manner in which the Agent is applying such rate to similarly situated borrowers), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period;

(b)        for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m. (London time) determined two (2) London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day; and

(c)        if the Eurocurrency Rate calculated pursuant to clauses (a) or (b) of this definition shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;

provided that to the extent a comparable or successor rate is approved by the Agent, as published on the applicable Bloomberg screen page (or, if such Bloomberg screen page is not available, such other commercially available, generally recognized financial information service providing quotations of LIBOR as designated by the Agent from time to time) in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent and that is consistent with the manner in which the Agent is applying such rate to similarly situated borrowers.

“Eurocurrency Rate Reserve Percentage” of any Bank for the Interest Period for any Eurocurrency Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Damages” has the meaning specified in Section 9.12(a).

“Excluded Period” has the meaning specified in Section 2.15(d).

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Extended Facility Letter of Credit” has the meaning specified in Section 2.05(j).

“Extension Confirmation Date” has the meaning specified in Section 2.22(b).

“Extension Confirmation Notice” has the meaning specified in Section 2.22(b).

“Extension Request” has the meaning specified in Section 2.22(a).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” has the meaning specified in Section 4.01(s).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Fee Letter” means each of (i) the joint fee letter dated November 3, 2017, among Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and the Company and (ii) the fee letter dated November 3, 2017, among Bank of America, Merrill Lynch, Pierce, Fenner & Smith Inc. and the Company.

“Fitch” means Fitch, Inc., a majority-owned subsidiary of Fimalac, S.A., and any successor thereto.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law or in excess of the amount that would be permitted absent a waiver from the applicable Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by the applicable Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence by the Company, any Subsidiary or any Affiliate of any liability under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Company, any Subsidiary or any Affiliate, or the imposition on the Company, any Subsidiary or any Affiliate of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Pension Plan” means any benefit plan described in Section 4(b)(4) of ERISA maintained for employees of the Company or any of the Borrowing Subsidiaries that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Fronting Exposure” means, at any time there is a Defaulting Bank, (a) with respect to any Issuing Bank, such Defaulting Bank’s Applicable Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Bank other than Letter of Credit Obligations as to which such Defaulting Bank’s participation obligation has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Bank, such Defaulting Bank’s Applicable Percentage of Swing Line Advances other than Swing Line Advances as to which such Defaulting Bank’s participation obligation has been reallocated to other Banks in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America which are in effect from time to time.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials”  means any material or substance at such location and in such concentration that it is regulated or controlled as a hazardous or toxic substance, material or waste, or as a pollutant or contaminant, under any Environmental Law, including petroleum and petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, radon gas, and infectious or biohazardous waste.

“Increase Agreement” means an Increase of Commitments Agreement executed by the Company, the Agent and one or more Increasing Banks or Added Banks, in accordance with Section 2.08(d) and in substantially the form of Exhibit C-2.

“Increased Commitments” has the meaning specified in Section 2.08(b).

“Increasing Bank” has the meaning specified in Section 2.08(d).

“Indemnified Party” has the meaning specified in Section 9.12(a).

“Indemnified Taxes” has the meaning specified in Section 2.20(a).

“Information” has the meaning specified in Section 9.13.

“Interest Period” means, for each Eurocurrency Advance comprising part of the same Revolving Borrowing, the period commencing on the date of such Revolving Advance or the date of the Conversion of any Base Rate Advance into such a Eurocurrency Advance and ending on the last day of the period selected by the Company (on behalf of the respective Borrower) pursuant to the provisions below, and thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Company (on behalf of the respective Borrower) pursuant to the provisions of Section 2.13 and subject to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, or, if available to all of the Banks, twelve months, as the Company may select pursuant to the provisions of Section 2.02(a) or Section 2.13, as applicable; provided,  however, that: (a) Interest Periods commencing on the same date for Revolving Advances comprising part of the same Revolving Borrowing shall be of the same duration; (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, in the case of any Interest Period for a Eurocurrency Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day and (c) no Interest Period shall extend beyond the Stated Termination Date.  If, in accordance with Section 2.16 or otherwise, any Revolving Borrowing shall include both Eurocurrency Advances and Base Rate Advances, each such Base Rate Advance shall be assigned an Interest Period that is coextensive with the Interest Period then assigned to such Eurocurrency Advances.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and any successor law.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issue” means, with respect to any Letter of Credit, either to issue, or extend the expiry of, or renew, or increase the amount of, such Letter of Credit, and the terms “Issued” or “Issuance” shall have corresponding meanings.

“Issuing Bank” means each of (a) Bank of America, (b) Citibank, N.A., (c) JPMorgan Chase Bank, N.A., (d) The Bank of Tokyo-Mitsubishi UFJ, Ltd. and (e) any Affiliate of any of the foregoing Banks designated by such Bank as an

Issuing Bank or (f) such other Bank or Affiliate of such Bank that has agreed upon the request of the Company to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.05.

“Letter of Credit” means any Commercial Letter of Credit or Standby Letter of Credit Issued for the account of a Borrower pursuant to Section 2.05.

“Letter of Credit Collateral Account” means a special purpose collateral account at Bank of America or at such other Bank as agreed to by the Agent, in the name of the Company but under the sole dominion and control of the Agent, for the benefit of the Issuing Banks and the Banks.

“Letter of Credit Expiration Date” means the date that is the earlier of (i) five (5) Business Days prior to the Stated Termination Date and (ii) the Termination Date.

“Letter of Credit Fee” is defined in Section 2.07(b).

“Letter of Credit Fronting Sublimit” means for each Issuing Bank, the amount set forth opposite such Issuing Bank’s name on Annex A under the caption “Fronting Sublimit” or, in the case of any Issuing Bank set forth in clause (f) of the definition thereof, in the applicable agreement pursuant to which such entity agrees to become an Issuing Bank hereunder.

“Letter of Credit Obligations” means, at any time, the sum of (a) all outstanding Reimbursement Obligations, plus (b) the aggregate undrawn face amount of all outstanding Letters of Credit issued (including, without limitation, any Letter of Credit with respect to which, notwithstanding the termination thereof pursuant to its terms, the beneficiary thereunder has a right to make drawings thereunder in accordance with applicable law).  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Participation” has the meaning specified in Section 2.05(e)(i).

“Letter of Credit Reimbursement Agreement” means, with respect to a Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as the applicable Issuing Bank may employ in the ordinary course of business for its own account, with such modifications thereto as may be agreed upon by such Issuing Bank and the applicable Borrower and as are not materially adverse (in the reasonable judgment of such Issuing Bank) to the interests of the Banks;

provided, however, in the event of any conflict between the terms hereof and of any Letter of Credit Reimbursement Agreement, the terms hereof shall control.

“Letter of Credit Sublimit” means $100,000,000, as reduced pursuant to Section 2.08(a).

“LIBOR Quoted Currency” means each of the following currencies: Dollars, Euro, Sterling and Yen; in each case as long as there is a published LIBOR rate with respect thereto.

“Lien” has the meaning specified in Section 5.02(a).

“Loan Documents” means this Agreement, the Notes, each Letter of Credit Reimbursement Agreement and any Subsidiary Guaranty, as any of the same may be amended, restated, supplemented or otherwise modified from time to time.

“Majority Banks” means, as of any date of determination, Banks having more than 50% of the Total Commitments or, if the commitment of each Bank to make Advances and the obligation of the Issuing Bank to Issue Letters of Credit have been terminated pursuant to Section 6.01, Banks holding in the aggregate more than 50% of the Revolving Credit Obligations (with the aggregate amount of each Bank’s risk participation and funded participation in Letter of Credit Obligations and Swing Line Advances being deemed “held” by such Bank for purposes of this definition); provided that the Commitment of, and the portion of the Revolving Credit Obligations held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Majority Banks.

“Margin Stock” has the meaning specified in Regulation U issued by the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, properties or performance of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to perform its material obligations under this Agreement or any Note.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Company ending on or prior to such date.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% (or such lower percentage as the applicable Issuing Bank may agree) of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Agent and the applicable Issuing Banks in their reasonable discretion.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Company or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Company or any of its ERISA Affiliates, and more than one employer other than the Company or any of its ERISA Affiliates, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Company or any of its ERISA Affiliates made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Non-Extension Notice Date” has the meaning set forth in Section 2.05(c)(iii).

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Note” means a promissory note of a Borrower payable to any Bank, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Bank resulting from the Revolving Advances made by such Bank to such Borrower.

“Notice of Borrowing” means a Notice of Revolving Borrowing, Notice of Letter of Credit Issuance or Notice of Swing Line Borrowing.

“Notice of Revolving Borrowing” has the meaning specified in Section 2.02(a).

 “Notice of Letter of Credit Issuance” has the meaning specified in Section 2.05(c).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.19(b).

“Obligations” has the meaning specified in Section 9.08(c).

“OFAC” has the meaning specified in Section 4.01(r).

“Original Currency” has the meaning specified in Section 9.06(a).

“Other Currency” has the meaning specified in Section 9.06(a).

“Other Taxes” has the meaning specified in Section 2.20(b).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant Register” has the meaning specified in Section 9.08(e).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to the Economic and Monetary Union.

“Payment Office” means the office of Bank of America located on the date hereof at 101 N. Tryon St. Charlotte, NC, 28255-0001 or such other office of the Agent as shall be from time to time selected by it by written notice to the Company and the Banks.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit plan, other than a Multiemployer Plan, which is (or, in the event that any such plan has been terminated within five years after a transaction described in Section 4069 of ERISA, was) maintained for employees of the Company or any of its ERISA Affiliates and subject to Title IV of ERISA.

“Platform” has the meaning specified in Section 9.02(c).

“Primary Currency” means each of the Euro, and the lawful currency of each of Japan, the United Kingdom and Canada.

“Priority Debt” means Debt owed by a Subsidiary excluding (i) with respect to any Subsidiary Guarantor that provides an unlimited guarantee of the obligations hereunder, all Debt of such Subsidiary Guarantor and (ii) with respect to any Subsidiary Guarantor that provides a guarantee that is subject to a cap as contemplated by the definition of Subsidiary Guaranty, the Debt of such Subsidiary Guarantor up to the amount of such cap.

“Process Agent” has the meaning specified in Section 9.09.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Bank” has the meaning specified in Section 9.02.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Agent; provided that to the extent such market practice is not administratively feasible for the Agent, such other day as otherwise reasonably determined by the Agent consistent with the manner in which the Agent is determining such dates with respect to similarly situated borrowers).

“Rating Agency” means each of S&P, Moody’s and Fitch.

“Register” has the meaning specified in Section 9.08(c).

“Reimbursement Date” has the meaning specified in Section 2.05(e)(ii).

“Reimbursement Obligations” means, as to any Borrower, the aggregate non-contingent reimbursement or repayment obligations of such Borrower with respect to amounts drawn under Letters of Credit Issued hereunder.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers and employees of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seeping, depositing, dispersing, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, emptying, or disposing through, into or upon any soil, sediment, subsurface strata, surface water, groundwater, or ambient air.

“Removal Effective Date” has the meaning specified in 7.06(c).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Company and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Borrower so designated by any of the foregoing officers in a notice to the Agent or any other officer or employee of the applicable Borrower designated in or pursuant to an agreement between the applicable Borrower and the Agent.

“Revaluation Date” means (a) with respect to any Advance, each of the following:  (i) each date of a Borrowing of an Advance denominated in an Alternative Currency, (ii) each date of a continuation of an Advance denominated in an Alternative Currency, and (iii) such additional dates as the Agent shall determine or the Majority Banks shall require but, in any case, no less than on a quarterly basis; and (b) with respect to any Letter of Credit, each of the following: (i) each date of Issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative Currency, and (iii) such additional dates as the Agent or the applicable Issuing Bank shall determine or the Required Banks shall require but, in any case, no less than on a quarterly basis.

“Revolving Advance” means an advance by a Bank to a Borrower as part of a Revolving Borrowing and refers to a Base Rate Advance or a Eurocurrency Advance, each of which shall be a “Type” of Revolving Advance.

“Revolving Borrowing” means a borrowing consisting of Revolving Advances of the same Type made on the same date to a single Borrower by each of the Banks pursuant to Section 2.01.

“Revolving Credit Obligations” means, at any time, the sum of (a) the aggregate principal amount of Advances outstanding at such time plus (b) the aggregate Letter of Credit Obligations outstanding at such time.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global, Inc., and any successor thereto

“Sanctions” has the meaning specified in Section 4.01(r).

“Screen Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“Second Amendment and Restatement Effective Date” means the date on which the conditions specified in Section 3.01 are satisfied, which date is the date hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” has the meaning assigned to such term in Regulation S-X issued pursuant to the Securities Act and the Exchange Act.

“Spot Rate” for a currency means the rate determined by the Agent or the applicable Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent or the applicable Issuing Bank may obtain such spot rate from another financial institution designated by the Agent or the applicable Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Standby Letter of Credit” means any Letter of Credit Issued by an Issuing Bank pursuant to Section 2.05 for the account of a Borrower that is not a Commercial Letter of Credit.

“Stated Termination Date” means November 28, 2022, or such later date as may be established pursuant to Section 2.22.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” means any corporation or other entity of which securities or other interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly (through one or more Subsidiaries) owned or controlled by the Company.

“Subsidiary Guarantor” means each Subsidiary that guarantees the obligations of the Borrowers hereunder pursuant to a Subsidiary Guaranty or other documentation in form and substance reasonably satisfactory to the Agent.

“Subsidiary Guaranty” means a subsidiary guaranty agreement substantially in the form of Exhibit F hereto or otherwise in form and substance reasonably satisfactory to the Agent pursuant to which the Subsidiary Guarantor guarantees the obligations of the Borrowers hereunder.  It is understood and agreed that the Company may cap the aggregate amount of the obligations hereunder that are guaranteed by the Subsidiary Guarantors to an amount of not less than $1,000,000,000.  Each Subsidiary Guaranty shall further provide that the Subsidiary Guarantor thereunder shall be released at the written request of the Company so long as immediately after giving effect to such release, no Event of Default shall be continuing, and that the Agent shall, at the Borrower’s expense, execute and deliver such documents as the Company may reasonably request to evidence such release.

“Swing Line Advance” has the meaning specified in Section 2.19(a).

“Swing Line Bank” means Bank of America in its capacity as provider of Swing Line Advances, or any successor Swing Line Bank hereunder.

“Swing Line Borrowing” means a borrowing of a Swing Line Advance pursuant to Section 2.19.

“Swing Line Participations” has the meaning specified in Section 2.19(a).

“Swing Line Sublimit” means $75,000,000, as reduced pursuant to Section 2.08(a).

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, reasonably determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” has the meaning specified in Section 2.20(a).

“Termination Date” means the Stated Termination Date or the earlier date of termination in whole of the Commitments pursuant to Section 2.08(a) or 6.01.

“Termination Event” means (a) a “reportable event,” as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC or with respect to which such notice has been waived), or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of the Company or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year in which it was a “substantial employer”, as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Company or any of its ERISA Affiliates under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the distribution of a notice of intent to terminate a Plan under a distress termination pursuant to Sections 4041(a)(2) and 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Total Commitment” means, at any time, the sum of all of the Commitments at such time.

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Internal Revenue Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Type” has the meaning assigned thereto in the definition herein of “Revolving Advance”.

“Undisclosed Administration” means, with respect to any Bank, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law of the country where such Bank is subject to home jurisdiction if applicable law requires that such appointment is not to be publicly disclosed.

“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary in which all of the shares of capital stock or other equity interests are, at the time, directly or indirectly owned by the Company; provided that up to 10% of each class of such shares of capital stock or other equity interests may be directors’ qualifying shares or shares or equity interests issued by such Subsidiary under employee compensation or incentive plans.

“Withdrawal Liability” shall have the meaning given such term under Part 1 of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yen” and “¥” mean the lawful currency of Japan.

Section 1.02.  Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.03.  Accounting Terms and Change in Accounting Principles.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  If any changes in accounting principles from those used in the preparation of the financial statements referred to in Section 4.01(e) are hereafter required or permitted by GAAP and are adopted by the Company with the agreement of its independent certified public accountants and such changes result in a change in the components of the calculation of any of the financial covenants, standards or terms found in Article 5 hereof, the Company and the Agent agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such changes as if such changes had not been made; provided, however, that no change in GAAP that would affect the components of the calculation of any of such financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Agent, to so reflect such change in accounting principles.  Without limiting the generality of the foregoing, any sale of accounts receivable, chattel paper, instruments, general intangibles and related equipment or inventory or any other assets by the Company or any Subsidiary which constitutes a sale of such assets under GAAP as in effect from time to time and any related third party transfer or financing with respect to such assets shall not constitute Debt under this Agreement or the grant of a Lien on such assets for purposes of this Agreement.  Notwithstanding anything in the second sentence of this Section to the contrary, whether any such sale constitutes a sale shall be determined by SFAS 140 or any successor pronouncement from and after its respective effective date.

Section 1.04.  [Reserved]

Section 1.05.  Exchange Rates; Currency Equivalents.  (a) The Agent or the applicable Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Advances and Letters of Credit and amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Agent or the applicable Issuing Bank, as applicable.

(b)    Wherever in this Agreement in connection with a Revolving Borrowing, the conversion, continuation or prepayment of an Advance or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Borrowing, Advance or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Agent or the applicable Issuing Bank, as the case may be.

Section 1.06.  Additional Currencies.  (a) The Company may from time to time request that Revolving Advances be made and/or Letters of Credit be issued in a currency other than Primary Currencies; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the making of Revolving Advances, such request shall be subject to the approval of the Agent and the Banks; and in the case of any such request with respect to the Issuance of Letters of Credit, such request shall be subject to the approval of the Agent and the applicable Issuing Bank.

(b)    Any such request shall be made to the Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired Revolving Advance or Issuance of a Letter of Credit (or such other time or date as may be agreed by the Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Bank, in its or their sole discretion).  In the case of any such request pertaining to Revolving Advances, the Agent shall promptly notify each Bank thereof; and in the case of any such request pertaining to Letters of Credit, the Agent shall promptly notify the applicable Issuing Bank thereof.  Each Bank (in the case of any such request pertaining to Revolving Advances) or the applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Advances or the Issuance of Letters of Credit, as the case may be, in such requested currency.

(c)    Any failure by a Bank or any Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Bank or Issuing Bank, as the case may be, to permit Revolving Advances to be made or Letters of Credit to be Issued in such requested currency.  If the Agent and all the Banks consent to making Revolving Advances in such requested currency, the Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Borrowings of Revolving Advances; and if the Agent and the applicable Issuing Bank consent to the Issuance of Letters of Credit in such requested currency, the Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit Issuances. In connection with any such consent, the Agent may, with the consent of the Company only, amend, modify or supplement this Agreement (including, without limitation, the definitions of Business Day, Eurocurrency Rate and LIBOR Quoted Currency)  solely as necessary to reflect the addition of the applicable currency as an Alternative Currency hereunder.  If the Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Agent shall promptly so notify the Company.

Section 1.07.  Change Of Currency.  (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the

Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Revolving Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Revolving Borrowing, at the end of the then current Interest Period.

(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.08.  Letter Of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided,  however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.

ARTICLE 2

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01.  The Revolving Advances and Letters of Credit.  (a) Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Advances to the Borrowers from time to time on any Business Day during the period from the date hereof until the Termination Date.  After giving effect to any Revolving Borrowing, (i) the sum of the Revolving Credit Obligations shall not exceed the Total Commitment, (ii) the aggregate outstanding principal amount of the Revolving Advances of any Bank, plus such Bank’s Letter of Credit Participations and Swing Line Participations shall not exceed such Bank’s Commitments and (iii) the aggregate outstanding principal amount of the Revolving Advances and Letter of Credit Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit.

(b)    Each Revolving Borrowing shall consist of Revolving Advances of the same Type made on the same day to the same Borrower by the Banks ratably according to their respective Commitments.  Each Revolving Borrowing shall be in an aggregate amount of:

(i)   in the case of a Borrowing comprised of Base Rate Advances, not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof;

(ii)   in the case of a Borrowing comprised of Eurocurrency Advances denominated in Dollars, not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

(iii) in the case of a Borrowing comprised of Eurocurrency Advances denominated in a Primary Currency, not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof; and

(iv) in the case of a Borrowing comprised of Eurocurrency Advances denominated in any Alternative Currency other than a Primary Currency, not less than any amount (and an integral multiple in excess thereof) advised to the Company by the Agent on the basis of then prevailing market conditions and conventions.

(c)    Within the limits of each Bank’s Commitment, a Borrower may borrow, prepay pursuant to Section 2.14, and reborrow under this Section 2.01.

(d)    For purposes of this Section 2.01 and all other provisions of this Article 2, the equivalent in Dollars of any Alternative Currency or the equivalent in any Alternative Currency of Dollars or of any other Alternative Currency shall be determined in accordance with Section 1.05.

Section 2.02.  Making the Revolving Advances.  (a) Each Revolving Borrowing shall be made on notice, given in the case of a Revolving Borrowing comprised of Eurocurrency Advances not later than 11:00 a.m. (New York City time), or in the case of a Revolving Borrowing comprised of Base Rate Advances, not later than 12:00 noon, by the Company (on behalf of the applicable Borrower):

(x)        in the case of a proposed Revolving Borrowing comprised of Base Rate Advances, to the Agent on the date of such proposed Borrowing;

(y)        in the case of a proposed Revolving Borrowing comprised of Eurocurrency Advances denominated in Dollars, to the Agent three (3) Business Days prior to the date of such proposed Borrowing; and

(z)        in the case of a proposed Revolving Borrowing comprised of Eurocurrency Advances denominated in an Alternative Currency, to the Agent four (4) Business Days prior to the date of such proposed Borrowing.

Each such notice of a Revolving Borrowing (a “Notice of Revolving Borrowing”) shall be signed by a Responsible Officer of the Company, delivered in a manner specified in Section 9.02 and shall be in substantially the form of Exhibit B-1 hereto (or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent)), specifying therein the requested (i) Borrower, (ii) date of such Revolving Borrowing, (iii) Type of Revolving Advances comprising such Revolving Borrowing, (iv) in the case of a proposed Revolving Borrowing comprised of Eurocurrency Advances, currency of such Revolving Advances, (v) in the case of a proposed Revolving Borrowing comprised of Eurocurrency Advances, initial Interest Period for each such Advance and (vi) aggregate amount of such Revolving Borrowing.  The Company shall certify, in each Notice of Revolving Borrowing, the Credit Ratings, if any, then in effect.  Following its receipt of a Notice of Revolving Borrowing, the Agent shall give each Bank prompt notice thereof in a manner specified in Section 9.02.  In the case of a proposed Revolving Borrowing comprised of Eurocurrency Advances, the Agent shall promptly notify each Bank and the Company of the applicable interest rate under Section 2.10(b).

(b)    Each Bank shall make available for the account of its Applicable Lending Office:

(i)   in the case of a Revolving Borrowing comprised of Base Rate Advances, to the Agent before 12:00 noon (New York City time) (or, if the applicable Notice of Revolving Borrowing shall have been given on the date of such Revolving Borrowing, before 4:00 p.m. (New York City time)) on the date of such Revolving Borrowing, at such account maintained at the Payment Office for Dollars as shall have been notified by the Agent to the Banks prior thereto and in same day funds, such Bank’s ratable portion of such Revolving Borrowing in Dollars;

(ii)  in the case of a Revolving Borrowing comprised of Eurocurrency Advances denominated in Dollars, to the Agent before 12:00 noon (New York City time) on the date of such Revolving Borrowing, at such account maintained at the Payment Office for Dollars as shall have been notified by the Agent to the Banks prior thereto and in same day funds, such Bank’s ratable portion of such Revolving Borrowing in Dollars; and

(iii) in the case of a Revolving Borrowing comprised of Eurocurrency Advances denominated in an Alternative Currency, to the Agent before 2:00 p.m. (London time) on the date of such Revolving Borrowing, at such account maintained at the Payment Office for such Alternative Currency as shall have been notified by the Agent to the Banks prior thereto and in same day funds, such Bank’s ratable portion of such Revolving Borrowing in such Alternative Currency.

After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Agent will make such funds available to the applicable Borrower at the aforesaid applicable Payment Office.

(c)      Each Notice of Revolving Borrowing shall be irrevocable and binding on the Borrower on whose behalf it shall have been submitted.  In the case of any Revolving Borrowing which the related Notice of Revolving Borrowing specifies is to be comprised of Eurocurrency Advances, the applicable Borrower shall indemnify each Bank, after receipt of a written request by such Bank setting forth in reasonable detail the basis for such request, against any loss (but excluding loss of any Applicable Margin), cost or expense reasonably incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Borrowing for such Revolving Borrowing the applicable conditions set forth in Article 3, including, without limitation, any loss (but excluding loss of any Applicable Margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Revolving Advance to be made by such Bank as part of such Revolving Borrowing when such Revolving Advance, as a result of such failure, is not made on such date.

(d)     Unless the Agent shall have received notice from a Bank prior to the date of any Revolving Borrowing (or, in the case of a Base Rate Borrowing, not less than two hours prior to the time of such Borrowing) that such Bank will not make available to the Agent such Bank’s ratable portion of such Revolving Borrowing, the Agent may assume that such Bank has made such portion available to it on the date of such Revolving Borrowing in accordance with subsection (b) of this Section 2.02 and it may, in reliance upon such assumption, make (but shall not be required to make) available to the applicable Borrower on such date a corresponding amount.  If and to the extent that such Bank shall not have so made such ratable portion available to the Agent, such Bank and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent at (i) in the case of such Borrower, the interest rate applicable to Base Rate Advances and (ii) in the case of such Bank, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing.  If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Revolving Advance as part of such Revolving Borrowing for purposes of this Agreement.

(e)     The failure of any Bank to make the Revolving Advance to be made by it as part of any Revolving Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Revolving Advance on the date of such Revolving Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Revolving Advance to be made by such other Bank on the date of any Revolving Borrowing.

Section 2.03.  [Reserved]

Section 2.04.  [Reserved]

Section 2.05.  Letters of Credit.  Subject to the terms and conditions set forth herein (including Section 2.24(c) and Section 2.05(j)), from the date hereof until the Letter of Credit Expiration Date, each Issuing Bank hereby agrees to Issue for the account of any Borrower or any Subsidiary one or more Letters of Credit denominated in (x) Dollars, (y) a Primary Currency or (z) if agreed to by each Bank and such Issuing Bank in their absolute and sole discretion, an Alternative Currency that is not a Primary Currency, up to an aggregate undrawn face amount at any one time outstanding equal to the Letter of Credit Sublimit and subject to the following provisions.

(a)    Types and Amounts.  No Issuing Bank shall have any obligation to Issue, and, with respect to clauses (i) through (iii) and (v) below, shall not except as otherwise agreed by the Majority Banks and such Issuing Bank (except with respect to any notification received by an Issuing Bank pursuant to Section 2.05(a)(ii)(A), which shall require the agreement of all of the Banks and such Issuing Bank), Issue any Letter of Credit at any time:

(i)    if the aggregate Letter of Credit Obligations with respect to such Issuing Bank, after giving effect to the Issuance of the Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank or (unless otherwise agreed by such Issuing Bank in its sole and absolute discretion) the Letter of Credit Fronting Sublimit of such Issuing Bank;

(ii)    if such Issuing Bank receives notice (A) from the Agent at or before 11:00 a.m. (New York City time) on the date of the proposed Issuance of such Letter of Credit that, immediately after giving effect to the Issuance of such Letter of Credit, (w) the Revolving Credit Obligations at such time would exceed the Total Commitment, (x) the outstanding Letter of Credit Obligations would exceed the amount of the Letter of Credit Sublimit, (y) the aggregate outstanding principal amount of the Revolving Advances of any Bank, plus such Bank’s Letter of Credit Participations and Swing Line Participations shall exceed such Bank’s Commitments, or (z) the aggregate outstanding principal amount of the Revolving Advances and Letter of Credit Obligations denominated in Alternative Currencies shall exceed the Alternative Currency Sublimit, or (B) from any of the Banks at or before 11:00 a.m. (New York City time) on the date of the proposed Issuance of such Letter of Credit that one or more of the conditions precedent contained in Sections 3.01 (solely with respect to an Issuance of a Letter of Credit on the Second Amendment and Restatement Effective Date, if applicable) or 3.02, would not on such date be satisfied, unless such conditions are thereafter satisfied or waived and notice of such satisfaction or waiver is given to such Issuing Bank by the Agent (and such Issuing Bank shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Sections 3.01 or 3.02, as applicable, have been satisfied or waived);

(iii)    Subject to Section 2.05(c)(iii), which has an expiration date later than the earlier of (A) the date one (1) year after the date of Issuance or (B) except as otherwise set forth in Section 2.05(j), the Business Day five (5) Business Days prior to the Stated Termination Date;

(iv)    which is in a currency other than Dollars or a Primary Currency, or if agreed to by each Bank and such Issuing Bank in their absolute and sole discretion, an Alternative Currency that is not a Primary Currency;

(v)    the Issuance and terms of which are governed by the laws of any jurisdiction other than the United States or any other jurisdiction which is approved by the Agent and such Issuing Bank (which approval shall not be unreasonably withheld or delayed);

(vi)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit, or any law applicable to the applicable Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the applicable Issuing Bank shall prohibit, or request that the applicable Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the applicable Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the applicable Issuing Bank is not otherwise compensated hereunder) not in effect on the Second Amendment and Restatement Effective Date, or shall impose upon the applicable Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Second Amendment and Restatement Effective Date and which the applicable Issuing Bank in good faith deems material to it (it being understood that if the Issuing Bank determines not to Issue a Letter of Credit as a result of events or circumstances giving rise to unreimbursed losses, costs or expenses, the Issuing Bank shall promptly notify the Company and the Agent of the same.  The Company may elect to reimburse such Issuing Bank for such loss, cost or expense; and upon the reimbursement of such loss, cost or expense, the Issuing Bank shall Issue such Letter of Credit on the terms and subject to the other conditions set forth herein); or

(vii)    the Issuance of such Letter of Credit would violate one or more written policies of the applicable Issuing Bank applicable to letters of credit of the type of Letter of Credit to be issued hereunder.

(b)      Conditions.  In addition to being subject to the satisfaction of the conditions precedent contained in Sections 3.01 (solely with respect to an Issuance of a Letter of Credit on the Second Amendment and Restatement Effective Date, if applicable) and 3.02, the obligation of an Issuing Bank to Issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(i)    if such Issuing Bank so requests by a time reasonably following such Issuing Bank’s receipt of the Agent’s notice of the proposed Issuance of such Letter of Credit, the applicable Borrower shall have executed and delivered to such Issuing Bank and the Agent a Letter of Credit Reimbursement Agreement and such other documents and materials as may be reasonably required pursuant to the terms thereof; and

(ii)   unless otherwise agreed to by such Issuing Bank, the terms of the proposed Letter of Credit shall conform to the customary terms of letters of credit issued by such Issuing Bank.

(c)    Issuance of Letters of Credit.

(i)    The Company (on behalf of the applicable Borrower) shall deliver to the applicable Issuing Bank and the Agent in a manner specified in Section 9.02 a Notice of Letter of Credit Issuance signed by a Responsible Officer of the Company in the form attached hereto as Exhibit B-2 (a “Notice of Letter of Credit Issuance”) not later than 11:00 a.m. (New York City time) on the third Business Day preceding the requested date for Issuance of a Letter of Credit hereunder, or such shorter notice as may be acceptable to such Issuing Bank and the Agent.  Each Notice of Letter of Credit Issuance shall be irrevocable and binding on the Borrower on whose behalf it shall have been submitted.

(ii)    The applicable Issuing Bank shall give the Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the Issuance of a Letter of Credit.

(iii)    If the Company so requests in any applicable Letter of Credit application, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable Issuing Bank, the Company shall not be required to make a specific request to such Issuing Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Banks shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date, subject to Section 2.05(j);  provided,  however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.05(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Agent that the Majority Banks have elected not to permit such extension or (2) from the Agent, any Bank or the Company that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing the applicable Issuing Bank not to permit such extension.

(d)    Duties of Issuing Bank.

No action taken or omitted in good faith by an Issuing Bank under or in connection with any Letter of Credit (except for any such action resulting from the gross negligence, bad faith or willful misconduct of such Issuing Bank) shall put such Issuing Bank under any resulting liability to any Bank or any Borrower or relieve any Bank of its obligations hereunder to such Issuing Bank.  In determining whether to pay under any Letter of Credit, an Issuing Bank shall have no obligation to the Banks or any Borrower other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered by the appropriate Person and that they appear on their face to comply with the requirements of such Letter of Credit.

(e)    Participations; Reimbursement Obligations.

(i)    Immediately upon Issuance by an Issuing Bank of any Letter of Credit in accordance with the procedures set forth in this Section 2.05, each Bank shall be deemed to have irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation in such Letter of Credit (a “Letter of Credit Participation”) in the proportion of such Bank’s Applicable Percentage, including, without limitation, all Letter of Credit Obligations and other obligations of the applicable Borrower with respect thereto (other than amounts owing to an Issuing Bank under Section 2.05(g)) and any security therefor and guaranty pertaining thereto.

(ii)    If an Issuing Bank shall make any disbursement in respect of a drawing on a Letter of Credit, the applicable Borrower shall reimburse such Issuing Bank for the amount drawn not later than 12:00 noon, New York City time, on the next Business Day after the date that such disbursement is made, if such Borrower shall have received notice of such disbursement prior to 10:00 a.m., New York City time, on such date of disbursement, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (A) the next Business Day after the date that such Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (B) the second Business Day following the day that such Borrower receives such notice, if such notice is received after 10:00 a.m., New York City time, on the day of receipt (the applicable date and time for payment set forth above being referred to as the “Reimbursement Date”).  In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the applicable Issuing Bank in such Alternative Currency, unless (x) the applicable Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (y) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified the applicable Issuing Bank promptly following receipt of the notice of drawing that the Company will reimburse the applicable Issuing Bank in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable Issuing Bank shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  If any Reimbursement Obligation is not paid by the applicable Borrower by the applicable Reimbursement Date, the Issuing Bank shall promptly notify the Agent, which shall promptly notify each Bank, and each such Bank shall promptly and unconditionally pay to the Agent for the account of such Issuing Bank (in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) in immediately available funds, the amount of such Bank’s Applicable Percentage of the payment made by the Issuing Bank, and the Agent shall promptly pay to such Issuing Bank such amounts received by it.  In the event such payments are made by such Banks, such payments shall constitute Revolving Advances made to the Borrower pursuant to Section 2.02 (irrespective of the satisfaction of the conditions in Sections 3.01 or 3.02, as applicable), and the Borrower’s obligation to pay such Reimbursement Obligation shall be deemed discharged when due and replaced by such resulting Revolving Advances.  If it shall be illegal or unlawful for any Borrower to incur Revolving Advances as contemplated by the preceding sentence because of an Event of Default described in Section 6.01(e) or otherwise, each Bank’s payment of its Applicable Percentage of the Reimbursement Obligation pursuant to the preceding sentence shall constitute the purchase of an undivided participation interest in the Reimbursement Obligation owed to the Issuing Bank, and such payments shall not constitute Revolving Advances and shall not relieve the applicable Borrower of its obligation to pay such Reimbursement Obligation.  All Reimbursement Obligations shall bear interest at the Base Rate (plus the Applicable Base Rate Margin) from the date of the relevant drawing under such Letter of Credit until the Reimbursement Date, or, if applicable, until the date of the Revolving Advances satisfying such Reimbursement Obligation as set forth in the second preceding sentence, and thereafter at a rate per annum at all times equal to 2% per annum above the Base Rate (plus the Applicable Base Rate Margin) in effect from time to time.  If a Bank does not make its Applicable Percentage of the amount of any such payment available to the Agent, such Bank agrees to pay to the Agent for the account of such Issuing Bank, forthwith on demand, such amount together with interest thereon, at the Overnight Rate plus any administrative processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing.  The failure of any Bank to make available to the Agent for the account of an Issuing Bank its Applicable Percentage of any such payment shall neither relieve any other Bank of its obligation hereunder to make available to the Agent for the account of such Issuing Bank such other Bank’s Applicable Percentage of any payment on the date such payment is to be made nor increase the obligation of any other Bank to make such payment to the Agent.

(iii)    Whenever an Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which any Bank has made a Revolving Advance or purchased a participation pursuant to Section 2.05(e)(ii), such Issuing Bank shall promptly pay to the Agent such payment for distribution to the applicable Banks in accordance with their Applicable Percentage with respect to the applicable Letter of Credit.

(iv)    Upon the request of any Bank, the applicable Issuing Bank shall furnish such Bank copies of any Letter of Credit or Letter of Credit Reimbursement Agreement to which such Issuing Bank is party.

(v)    The obligations of any Bank to make payments to the Agent for the account of an Issuing Bank with respect to a Letter of Credit shall be irrevocable, shall not be subject to any qualification or exception whatsoever and shall be made in accordance with this Agreement (irrespective of the satisfaction of the conditions described in Sections 3.01 or 3.02, as applicable) under all circumstances, including, without limitation, any of the following circumstances:

(A)      any lack of validity or enforceability hereof or of any of the other Loan Documents;

(B)      the existence of any claim, setoff, defense or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, any Issuing Bank, any Bank or any other Person, whether in connection herewith, with any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit);

(C)      any draft, certificate or any other document presented under the Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D)      the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(E)      any failure by the Issuing Bank to make any reports required pursuant to Section 2.05(h) or the inaccuracy of any such report; or

(F)      the occurrence of any Default or Event of Default.

(f)    Payment of Reimbursement Obligations.

(i)    The applicable Borrower unconditionally agrees to pay to the applicable Issuing Bank the amount of all Reimbursement Obligations, interest and other amounts payable to such Issuing Bank under or in connection with each Letter of Credit Issued by such Issuing Bank for the account of such Borrower when such amounts are due and payable, irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against such Issuing Bank or any other Person.

(ii)    In the event any payment by a Borrower received by an Issuing Bank with respect to a Letter of Credit distributed by the Agent to the Banks on account of their Letter of Credit Participations is thereafter set aside, avoided or recovered from such Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding, each such Bank which received such distribution shall, upon demand by such Issuing Bank, contribute such Bank’s Applicable Percentage with respect to such Letter of Credit of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank upon the amount required to be repaid by it.

(g)    Issuing Bank Fees and Charges.  Each Borrower agrees to pay to each Issuing Bank, solely for its own account, (i) a fronting fee in the amount and at the time specified in the applicable Fee Letter (or in the case of any Issuing Bank set forth in clause (f) of the definition thereof, in an amount to be agreed upon between such Issuing Bank and such Borrower) and (ii) the standard charges assessed by such Issuing Bank in connection with the Issuance, administration, amendment and payment or cancellation of such Letter of Credit.

(h)    Issuing Bank Reporting Requirements.  Each Issuing Bank shall, on the day it Issues a Letter of Credit, provide a copy of such Letter of Credit to the Agent.   On a monthly basis, each Issuing Bank shall deliver to the Agent a complete list of all outstanding Letters of Credit issued by such Issuing Bank.

(i)    Exoneration.  As between the Borrowers on the one hand and the Agent, the Banks and each Issuing Bank on the other hand, the Borrowers assume all risks of the acts and omissions of, or misuse of Letters of Credit by, the respective beneficiaries of the Letters of Credit Issued hereunder.  In furtherance and not in limitation of the foregoing, subject to the provisions of the applicable Letter of Credit Reimbursement Agreement, the Agent, the Issuing Banks and the Banks shall not be responsible for: (A) the form, validity, legality, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for or Issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity, legality or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (H) any litigation, proceeding or charges with respect to a Letter of Credit; and (I) any consequences arising from causes beyond the control of the Agent, the applicable Issuing Bank or the Banks; except in the cases of clauses (A) (with respect to form only), (B), (C), (D), (E), (F), (H) and (I) above, for the gross negligence or willful misconduct of the Issuing Bank, as determined in a judgment by a court of competent jurisdiction.

(j)    Extended Facility Letters of Credit.  Notwithstanding the contrary provisions of Section 2.05(a), Letters of Credit may be Issued with expiry dates later than the fifth Business Day prior to the Stated Termination Date upon the terms and conditions set forth in this Section 2.05(j) (any such Letter of Credit, an “Extended Facility Letter of Credit”).  No Extended Facility Letter of Credit shall have an expiry date later than one year after the Stated Termination Date.  From the date of Issuance of any Extended Facility Letter of Credit, the Company will maintain cash collateral in the Letter of Credit Collateral Account in an amount equal to 105% of the Letter of Credit Obligations relating to Extended Facility Letters of Credit, and at all times when any Extended Facility Letters of Credit are outstanding, the Company will maintain cash collateral in the Letter of Credit Collateral Account in an amount not less than 105% of the Letter of Credit Obligations relating to such Extended Facility Letters of Credit then outstanding.

(k)    Letter of Credit Collateral Account.  The Company agrees that it will, upon the request of the Agent or the Majority Banks after the occurrence and during the continuance of a Default or an Event of Default, and as otherwise required pursuant to Section 2.05(j), establish and maintain a Letter of Credit Collateral Account.  The Company hereby pledges and grants to the Agent, on behalf of the Issuing Banks and the Banks, a security interest in all of the Company’s right, title and interest in and to all funds which may from time to time be on deposit in the Letter of Credit Collateral Account to secure the prompt and complete payment and performance of the Letter of Credit Obligations, and to the extent provided in Sections 6.02(b) and (c), other payment obligations hereunder.  Nothing in this Section 2.05(k) shall obligate the Company to deposit any funds in the Letter of Credit Collateral Account or limit the right of the Agent to release any funds held in the Letter of Credit Collateral Account other than as required in Section 2.05(j) or Section 6.02.

(l)    Obligations Several.  The obligations of each Issuing Bank and each Bank under this Section 2.05 are several and not joint, and no Bank shall be responsible for any Issuing Bank’s obligation to Issue Letters of Credit or any other Bank’s participation obligations therein.

(m)    Applicability of ISP and UCP.    Unless otherwise expressly agreed by the Issuing Bank and the Company when a Letter of Credit is Issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(n)    Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit.  The Company hereby acknowledges that the Issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.06.  [Reserved]

Section 2.07.  Fees.

(a)    Facility Fee.  Subject to Section 2.24(a)(iii) the Company agrees to pay each Bank a facility fee at the respective rate per annum set forth below on such Bank’s average daily Commitment (irrespective of usage) from the date hereof until the Termination Date, payable on the last day of each March, June, September and December during the term of such Bank’s Commitment and on the Termination Date.  The facility fee in respect of any period shall be determined on the basis of the Credit Ratings in effect on each day during such period, in accordance with the table set forth below.  The rate per annum at which such facility fee is calculated shall change when and as any Credit Rating changes.

Debt Rating From S&P/Moody’s/Fitch	Facility Fee (Rates per annum)
> A+ / A1 / A+	5.0 bps
A / A2 / A	7.0 bps
A- / A3 / A-	9.0 bps
BBB+ / Baa1 / BBB+	10.0 bps
< BBB / Baa2 / BBB	12.5 bps

(b)    Letter of Credit Fees.  Subject to Section 2.24(a)(iii) in addition to any fees paid pursuant to Section 2.05(g), the Company agrees to pay to the Agent for the account of the Banks, to be allocated among the Banks based upon their Applicable Percentages with respect to each Letter of Credit for which the fee is paid, a fee on each issued and outstanding Letter of Credit (a “Letter of Credit Fee”) at the respective rate per annum set forth below on the average daily undrawn amount of each Letter of Credit from the date hereof until the Termination Date, payable on the last day of each March, June, September and December during the term of such Bank’s Commitment and on the Termination Date.  The Letter of Credit Fee in respect of any period shall be determined on the basis of the Credit Ratings in effect on each day during such period, in accordance with the table set forth below.  The rate per annum at which such Letter of Credit Fee is calculated shall change when and as any Credit Rating changes.

Debt Rating From S&P/Moody’s/Fitch	Letter of Credit Fee (Rate per annum)
> A+ / A1 / A+	70.0 bps
A / A2 / A	80.5 bps
A- / A3 / A-	91.0 bps
BBB+ / Baa1 / BBB+	102.5 bps
< BBB / Baa2 / BBB	112.5 bps

(c)    Other Fees.

(i)    The Company shall pay to the Arrangers and the Agent for their own respective accounts fees in the amounts and at the times set forth in the applicable Fee Letters or otherwise separately agreed by them.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)    The Company shall pay to the Banks such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.08.  Reduction of the Commitments; Increased Commitments; Additional Banks.

(a)    The Company shall have the right, upon at least three (3) Business Days’ notice to the Agent and without premium or penalty, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Banks; provided, that the Total Commitment shall not be reduced to an amount which is less than the aggregate principal amount of the Revolving Credit Obligations then outstanding; provided further, that if the Total Commitment is reduced to an amount which is less than the Letter of Credit Sublimit, the Alternative Currency Sublimit or the Swing Line Sublimit then in effect, the Letter of Credit Sublimit, the Alternative Currency Sublimit or the Swing Line Sublimit (as applicable) shall automatically be reduced to an amount equal to the Total Commitment as so reduced; provided further, that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof; and provided further, that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Company (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)    The Company may, upon at least thirty (30) days’ notice to the Agent (which shall promptly provide a copy of such notice to the Banks), propose to increase the Total Commitment by an amount not to exceed $1,000,000,000 in the aggregate for all such increases during the term of this Agreement (the amount of any such increase, the “Increased Commitments”).  The Company shall be entitled to have the Total Commitment increased pursuant to this Section 2.08(b) not more than three (3) times during the term of this Agreement.  Each Bank party to this Agreement at such time shall have the right (but no obligation), for a period of fifteen (15) days following receipt of such notice, to elect by notice to the Company and the Agent to increase its Commitment by a principal amount which bears the same ratio to the Increased Commitments as its then Commitment bears to the Total Commitment then existing.

(c)    If any Bank party to this Agreement shall not elect to increase its Commitment pursuant to subsection (b) of this Section, the Company may designate another financial institution or other financial institutions (which may be, but need not be, one or more of the existing Banks) which at the time agree to (i) in the case of any such financial institution that is an existing Bank, increase its Commitment and (ii) in the case of any other such financial institution (an “Added Bank”), become a party to this Agreement.  The sum of the increases in the Commitments of the existing Banks pursuant to this subsection (c) plus the Commitments of the Added Banks shall not in the aggregate exceed the unsubscribed amount of the Increased Commitments.

(d)    An increase in the Total Commitment pursuant to this Section 2.08 shall become effective upon the receipt by the Agent of an Increase Agreement signed by the Company, by each Added Bank, and by each other Bank whose Commitment is to be increased (each such Bank, an “Increasing Bank”), setting forth the new Commitments of such Banks and setting forth the agreement of each Added Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate corporate authorization on the part of the Company with respect to the Increased Commitments and such opinions of counsel for the Company with respect to the Increased Commitments as set forth in such Increase Agreement.  Once the Increase Agreement has been executed and delivered by the applicable parties, this Agreement shall be deemed to be amended to reflect the increase in Commitments provided for therein notwithstanding the provisions of Section 9.01.

By executing and delivering an Increase Agreement, each Increasing Bank and each Added Bank confirms to and agrees with each party hereto as follows: (x) neither the Agent nor any Bank makes any representation or warranty, nor assumes any responsibility with respect to, any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (y) neither the Agent nor any Bank makes any representation or warranty, nor assumes any responsibility with respect to, the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto.

Within five (5) Business Days after execution of an Increase Agreement, each Borrower, at its own expense, shall execute and deliver to the Agent a new Note, if requested, to each Added Bank and, if requested by any Increasing Bank, to such Increasing Bank.  Such new Note or Notes shall be dated the effective date of such Increase Agreement and shall otherwise be in substantially the form of Exhibit A hereto.

(e)    If there are any Revolving Advances outstanding on the effective date of any Increase Agreement, each Bank other than an Added Bank or an Increasing Bank (each such Bank an “Assigning Bank”) agrees that it will assign to each Added Bank and Increasing Bank such portion of such Assigning Bank’s rights and obligations under this Agreement as shall be necessary to cause each Added Bank and Increasing Bank to share ratably (based on the proportion that such Added Bank’s or Increasing Bank’s Commitment bears to the Total Commitment after giving effect to the Increase Agreement) in each such Revolving Advance.  Such assignments shall be effected by execution and delivery by the applicable Assigning Banks, Added Banks or Increasing Banks of Assignments and Acceptances.  In consideration of such assignments, each Added Bank and Increasing Bank shall before 12:00 noon (New York City time) on the effective date of the Increase Agreement, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 9.02, in same day funds, such Added Bank’s or Increasing Bank’s ratable portion (based on (i) the proportion that such Added Bank’s Commitment or (ii) the increase in such Increasing Bank’s Commitment bears to the Total Commitment after giving effect to the Increase Agreement) of each Revolving Borrowing then outstanding, together with an amount equal to such ratable portion of the interest which has accrued to such date and remains unpaid on such Revolving Advances.  After the Agent’s receipt of such funds, the Agent will promptly make such same day funds available to the account of each Assigning Bank in an amount equal to such Assigning Bank’s ratable portion of such payment by the Added Banks and Increasing Banks.

(f)    If there are any Letters of Credit or Swing Line Advances outstanding on the date of any Increase Agreement, each Issuing Bank and Swing Line Bank and each Bank agree that the Letter of Credit Participations and Swing Line Participations with respect to each outstanding Letter of Credit and Swing Line Advance shall be adjusted so that each Bank’s Letter of Credit Participation and Swing Line Participation with respect to each such Letter of Credit and Swing Line Advance shall be in the proportion that such Bank’s Applicable Share (after giving effect to the Increased Commitments and the assignments provided for in Section 2.08(e)).

Section 2.09.  Repayment of Revolving Advances and Swing Line Advances.  Each Borrower shall repay on the Termination Date the principal amount of each Revolving Advance made to it.  Each Borrower shall repay each Swing Line Advance on the earlier to occur of (x) the Termination Date and (y) the date that is ten (10) Business Days after such Swing Line Advance is made.

Section 2.10.  Interest on Revolving Advances and Swing Line Advances.  Each Borrower shall pay interest on the unpaid principal amount of each Revolving Advance and each Swing Line Advance made by each Bank to such Borrower from the date of such Revolving Advance or such Swing Line Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)    Base Rate Advances.  With respect to any Revolving Advance that is a Base Rate Advance and any Swing Line Advance, a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Base Rate Margin, payable quarterly in arrears on the tenth Business Day of each April, July, October and January and on the date such Base Rate Advance or Swing Line Advance shall be paid in full; provided, that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the Base Rate plus the Applicable Base Rate Margin in effect from time to time.  The Agent shall provide telephonic notice to the Company (which in turn shall advise the applicable Borrower) of the amount of interest due and payable on Base Rate Advances or Swing Line Advance by a date not later than the date such payment is due; provided,  however, that the Agent’s failure to give such notice shall not discharge the applicable Borrower from the payment of interest but shall only delay the due date of such interest until such telephonic notice is given.  “Applicable Base Rate Margin” means a rate per annum determined in reference to the rates under the column “Applicable Base Rate Margin” set forth after clause (b) below on the basis of the Credit Ratings at such time.

(b)    Eurocurrency Advances.  If such Revolving Advance is a Eurocurrency Advance, a rate per annum equal at all times during the Interest Period for such Revolving Advance to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Eurocurrency Margin, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above (x) if the originally scheduled Interest Period shall then be in effect, the sum of the Eurocurrency Rate plus the Applicable Eurocurrency Margin then in effect with respect to such Revolving Advance, and (y) in all other cases, the Base Rate plus the Applicable Base Rate Margin in effect from time to time.  “Applicable Eurocurrency Margin” means, in respect of any Eurocurrency Advance, a rate per annum determined as of the first day of the Interest Period for such Eurocurrency Advance in reference to the rates under the column “Applicable Eurocurrency Margin” set forth below on the basis of the Credit Ratings at such time.

Debt Rating From S&P/Moody’s/Fitch	Applicable Eurocurrency Margin	Applicable Base Rate Margin
> A+ / A1 / A+	70.0 bps	0 bps
A / A2 / A	80.5 bps	0 bps
A- / A3 / A-	91.0 bps	0 bps
BBB+ / Baa1 / BBB+	102.5 bps	2.5 bps
< BBB / Baa2 / BBB	112.5 bps	12.5 bps

Section 2.11.  Additional Interest on Eurocurrency Advances.  Each Borrower shall pay to each Bank, so long as such Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurocurrency Advance made by such Bank to such Borrower, from the date of such Revolving Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurocurrency Rate for the Interest Period for such Revolving Advance from (ii) the rate obtained by dividing such Eurocurrency Rate by a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Revolving Advance.  In addition if, as a result of a Change in Law, such Bank shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Advances, each Borrower shall pay such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Advance by such Bank (as determined by such Bank in good faith, which determination shall be conclusive). Such additional interest so notified to the Company (which in turn shall advise the applicable Borrower) by any Bank shall be payable to the Agent for the account of such Bank on the dates specified for payment of interest for such Advance in Section 2.10.  For the avoidance of doubt, no amount shall be payable under this Section 2.11 to the extent duplicative of amounts required to be reimbursed pursuant to Section 2.10(b) and/or Section 2.15.

Section 2.12.  Interest Rate Determination.    (a) The Agent shall give prompt notice to the Company (which in turn shall advise the applicable Borrower) and the Banks of the applicable interest rate determined by the Agent for purposes of Section 2.10(a) or (b).

(b)    Subject to Section 7.10, if the Agent shall, at least one Business Day before the date of any requested Revolving Borrowing or the Conversion or continuation of any Revolving Borrowing, notify the Company and the Banks that the Eurocurrency Rate cannot be determined pursuant to the definition of “Eurocurrency Rate” set forth in Section 1.01 of this Agreement for such requested Eurocurrency Advance or continuation of such Eurocurrency Advance for the applicable amount (whether denominated in Dollars or an Alternative Currency) and Interest Period, the Agent shall forthwith notify the Company and the Banks that the interest rate cannot be determined for such Eurocurrency Advances, whereupon

(i)    each such Revolving Advance will automatically, on the last day of the then outstanding Interest Period therefor, Convert into, and with respect to a requested Revolving Advance as part of a requested Revolving Borrowing, such Advance shall be, a Eurocurrency Advance denominated in Dollars, or if the affected currency is Dollars, a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(ii)    the rights of the Borrowers to select, and the obligation of the Banks to make, or to Convert Advances into or continue Advances as, Eurocurrency Advances in such currency shall be suspended until the Agent shall notify the Company and the Banks that the circumstances causing such suspension no longer exist.

(c)    If, with respect to any Eurocurrency Advances, the Majority Banks shall at least one Business Day before the requested date of, or the proposed Conversion or continuation of the Advances comprising all or part of, any Revolving Borrowing, notify the Agent that the Eurocurrency Rate for any Interest Period for such Advances in a particular currency will not adequately reflect the cost to such Majority Banks of making, funding or maintaining their respective Eurocurrency Advances bearing interest at a Eurocurrency Rate for such Interest Period, the Agent shall forthwith so notify the Company and the Banks, whereupon

(i)    each such outstanding Eurocurrency Advance will automatically, on the last day of the then existing Interest Period therefor, Convert or be continued as, and with respect to a requested Revolving Advance as part of a requested Revolving Borrowing, such Advance shall be, a Eurocurrency Advance denominated in Dollars (or, if the affected currency is Dollars, a Base Rate Advance), and

(ii)    the rights of the Borrowers to select, and the obligation of the Banks to make, or to Convert Advances into or continue Advances as, Eurocurrency Advances in such currency shall be suspended until the Majority Banks have notified the Agent, and the Agent shall notify the Company and the Banks that the circumstances causing such suspension no longer exist.

(d)    [Reserved]

(e)    [Reserved]

(f)    The Agent shall, upon becoming aware that the circumstances causing any such suspension referred to in Sections 2.12(b), 2.12(c) or 2.16 no longer apply, promptly so notify the Company; provided that the failure of the Agent to so notify the Company shall not impair the rights of the Banks under this Section 2.12 or Section 2.16, as applicable, or expose the Agent to any liability.

(g)    If (i) the applicable Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and the provisions of this Section 2.12, or (ii) is not entitled to Convert or continue such Advances into or as Eurocurrency Rate Advances pursuant to this Section 2.12, the Agent will forthwith so notify the Company and the Banks and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into (x) in the case of clause (i) above, Eurocurrency Advances having an Interest Period of one month and (y) otherwise, Base Rate Advances.

(h)    On the date on which the aggregate unpaid principal amount of Revolving Advances comprising any Revolving Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Revolving Advances shall, if they are Eurocurrency Advances, automatically Convert into Base Rate Advances; provided, however, that if and so long as each such Revolving Advance shall be of the same Type and have the same Interest Period as Revolving Advances comprising another Borrowing or other Borrowings of such Borrower, and the aggregate unpaid principal amount of all such Revolving Advances shall equal or exceed $5,000,000 (or its equivalent in any Alternative Currency), the Company shall have the right to continue all such Advances as, or to Convert all such Advances into, Advances of such Type having such Interest Period.

Section 2.13.  Voluntary Conversion or Continuation of Advances.    The applicable Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion or continuation, and subject to the provisions of Sections 2.12 and 2.16 and the provisos in this Section 2.13, Convert all or any part of the Revolving Advances of one Type denominated in any currency comprising the same Revolving Borrowing into Advances of another Type denominated in the same currency or continue all or any part of the Revolving Advances of one Type denominated in a currency comprising the same Revolving Borrowing as Revolving Advances of the same Type denominated in such currency; provided, however, that any such Conversion or continuation of any Eurocurrency Rate Advances shall be made on, and only on, the last day of an

Interest Period for such Eurocurrency Rate Advances; and provided,  further, that no Revolving Advance may be Converted into or continued as a Eurocurrency Rate Advance at any time that a Default or Event of Default has occurred and is continuing, unless the Majority Banks shall have consented to such Conversion or continuation.  Any such Conversion or continuation of any Revolving Advances shall be in the minimum amounts and increments specified in Section 2.01(b); provided, that in the case of the continuation of a Borrowing comprised of Eurocurrency Advances denominated in an Alternative Currency, such continuation may, subject to the terms and conditions otherwise set forth herein, be in an aggregate principal amount equal to the aggregate principal amount of the Borrowing being continued.  Each such notice of a Conversion or continuation shall, within the restrictions specified above, specify (i) the date of such Conversion (or continuation), (ii) the Revolving Advances to be Converted (or continued), and (iii) if such Conversion (or continuation) is into (or of) Eurocurrency Rate Advances, the duration of the Interest Period for each such Revolving Advance.  Notwithstanding anything herein to the contrary, no Advance may be converted into or continued as an Advance denominated in a different currency, but instead must be prepaid in the original currency of such Advance and reborrowed in the other currency.

Section 2.14.  Prepayments of Revolving Advances and Swing Line Advances.    (a) Subject to Section 9.04(b), if applicable, a Borrower may (i) following notice given to the Agent by the Company (on behalf of such Borrower) not later than 11:00 a.m. (New York City time) on the proposed date of prepayment, such notice specifying the applicable Borrower, the proposed date and aggregate principal amount of the prepayment, and if such notice is given, such Borrower shall prepay the outstanding principal amounts of the Base Rate Advances comprising part of the same Revolving Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid and (ii) following notice given to the Agent by the Company (on behalf of such Borrower) not later than 11:00 a.m. (London time) three (3) Business Days prior to the proposed date of prepayment, such notice specifying the applicable Borrower, the proposed date and aggregate principal amount of the prepayment, and if such notice is given, such Borrower shall prepay the outstanding principal amounts of the Eurocurrency Rate Advances comprising a Revolving Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid.  Each partial prepayment shall be in an aggregate principal amount not less than $1,000,000.

(b)    If on any date the Agent notifies the Company that the Dollar Equivalent of the aggregate principal amount of all outstanding Revolving Credit Obligations exceeds the Total Commitment, or the aggregate amount of Revolving Credit Obligations denominated in an Alternative Currency exceed 105% of the Alternative Currency Sublimit, the applicable Borrower shall on such date prepay an aggregate principal amount of Revolving Advances (or, if there are no

Revolving Advances outstanding, Cash Collateralize Letters of Credit) ratably to the Banks in an amount equal to or, at the option of such Borrower, greater than such excess, with accrued interest to the date of such prepayment on the principal amount prepaid.  The Company may determine which Borrowing such prepayment shall be allocated to, and any such prepayment of Eurocurrency Rate Advances shall be subject to the provisions of Section 9.04(b).

(c)    Notwithstanding clause (a) above, the Company may, upon notice to the Swing Line Bank (with a copy to the Agent), at any time and from time to time, voluntarily prepay Swing Line Advances in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Bank and the Agent no later than 1:00 p.m. on the date of the prepayment and (ii) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment and the prepayment amount specified in such notice shall be due and payable on the date specified therein.

(d)    Notwithstanding anything to the contrary contained in this Agreement, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(a), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.

Section 2.15.  Increased Costs and Reduced Return.    (a) If, due to a Change in Law (other than any change by way of imposition or increase of reserve requirements or, in the case of Eurocurrency Advances, included in the Eurocurrency Rate Reserve Percentage) there shall be any increase on or after the date hereof in the cost to any Bank of agreeing to make or making, funding or maintaining Eurocurrency Advances or to any Bank or Issuing Bank of participating in, issuing or maintaining Letters of Credit, by an amount deemed by such Bank or Issuing Bank to be material, then the Company shall from time to time, within 15 days after demand by such Bank or Issuing Bank, accompanied by the certificate required therefor under Section 2.15(c) (with a copy of such demand and such certificate to the Agent), pay to the Agent for the account of such Bank or Issuing Bank additional amounts sufficient to compensate such Bank or Issuing Bank for such increased cost.

(b)    If any Bank or Issuing Bank shall have determined that a Change in Law (including, without limitation, any Change in Law with respect to any Taxes, other than Indemnified Taxes, Other Taxes, net income Taxes or withholding Taxes excluded from the definition of Taxes by the first sentence of Section 2.20(a) and any Taxes described in Section 2.20(h) and Section 2.20(j)) has or would have the effect on or after the date hereof of reducing the rate of return on such Bank’s or Issuing Bank’s capital or liquidity or the capital or liquidity of any corporation controlling such Bank or Issuing Bank as a consequence of such Bank’s or Issuing Bank’s obligation hereunder to a level below that which such

Bank or Issuing Bank could have achieved but for such adoption, change or compliance by an amount deemed by such Bank or Issuing Bank to be material, then the Company shall, from time to time, within 15 days after demand by such Bank or Issuing Bank, accompanied by the certificate required therefor under Section 2.15(c) (with a copy of such demand and such certificate to the Agent), pay to the Agent for the account of such Bank or Issuing Bank such additional amount or amounts as will compensate such Bank or Issuing Bank or such controlling corporation for such reduction; provided that such amounts shall be proportionate to the amounts that such Bank or Issuing Bank charges other borrowers or account parties for such reductions suffered on loans or letters of credit, as the case may be, in connection with substantially similar facilities as reasonably determined by such Bank or Issuing Bank, as the case may be, acting in good faith.

(c)    Each Bank or Issuing Bank will promptly notify the Company and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank or Issuing Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank or Issuing Bank, be otherwise disadvantageous to such Bank or Issuing Bank.  In determining such amount, such Bank or Issuing Bank may use any reasonable averaging and attribution methods.  A certificate of any Bank or Issuing Bank claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and the basis for the calculation thereof shall be conclusive in the absence of manifest error.

(d)    The Company shall not be obligated to pay any additional amounts with respect to a demand under Section 2.15(a) or 2.15(b) that are attributable to the period (the “Excluded Period”) ending 120 days prior to the Company’s receipt of the certificate with respect to such demand required under Section 2.15(c); provided, however, that to the extent such additional amounts accrue during the Excluded Period because of the retroactive effect of the applicable law, rule, regulation, guideline or request promulgated during the 120 day period prior to the Company’s receipt of such certificate, the limitation set forth in this Section 2.15(d) shall not apply.

(e)    If any Bank or Issuing Bank shall subsequently recoup any costs (other than from the Company) for which such Bank or Issuing Bank has theretofore been compensated by the Company under this Section 2.15, such Bank or Issuing Bank shall remit to the Company an amount equal to the amount of such recoupment.

(f)    The obligations of the Company under this Section 2.15 shall survive the payment in full of the obligations hereunder and the termination of this Agreement.

Section 2.16.  Illegality.  (a) In the event that any Bank or Issuing Bank, as applicable, shall have determined (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) at any time that the making or continuance of its Eurocurrency Advances in Dollars or in any Alternative Currency, or the Issuance of Letters of Credit in a Primary Currency or another Alternative Currency, has become unlawful because of the introduction of or any change in or in the interpretation of any law or regulation or because of the assertion of unlawfulness by any central bank or other Governmental Authority, then, in any such event, such Bank or such Issuing Bank, as applicable, shall give prompt notice (by telephone confirmed in writing) to the Company and to the Agent of such determination (which notice the Agent shall promptly transmit to the other Banks).

(b)    Upon the giving of the notice to the Company referred to in subsection (a) above, then the obligation of the Banks to make, or to Convert Revolving Advances into or to continue Revolving Advances as, Eurocurrency Advances, or the obligation of the Issuing Banks to Issue Letters of Credit in the applicable Primary Currency or other Alternative Currency, shall be suspended until the applicable Bank or Issuing Bank notifies the Agent and the Agent shall notify the Company and the Banks that the circumstances causing such suspension no longer exist, and if any affected Eurocurrency Advances are then outstanding, the Company shall (or shall cause the applicable Borrower), upon at least one Business Day’s written notice to the Agent and the affected Bank, or if permitted by applicable law no later than the date permitted thereby, in the Company’s sole discretion, either (i) prepay the principal amount of all outstanding Eurocurrency Advances of such Bank to which such notice related, together with accrued interest thereon to the date of payment or (ii) Convert each such Eurocurrency Advance into a Base Rate Advance.  If more than one Bank gives notice pursuant to Section 2.16(a) at any time, then all outstanding Eurocurrency Advances of such Banks must be treated the same by the applicable Borrower pursuant to this Section 2.16(b).  Any Base Rate Advance arising by reason of this Section 2.16(b) shall have an Interest Period assigned to it that ends on the date that the Eurocurrency Advance for which it shall have been substituted would have expired, and the interest thereon shall be payable on the date that interest would otherwise have been payable on such Eurocurrency Advance.  Such Base Rate Advance may be prepaid at any time prior to the date that the Eurocurrency Advances comprising a part of such Revolving Borrowing shall be prepaid in accordance with this Agreement.

Section 2.17.  Payments and Computations.  (a) The Borrowers shall make each payment hereunder and under the Notes (except with respect to principal of, interest on, and other amounts relating to Advances denominated in an Alternative Currency) not later than 11:00 a.m. (New York City time) on the day when due in Dollars to the Agent in same day funds, without set-off or counterclaim, by deposit of such funds to the Agent’s account maintained at the Payment Office for Dollars.  The Borrowers shall make each payment hereunder and under the Notes with respect to principal of, interest on, and other amounts relating to Advances or Letters of Credit denominated in an Alternative Currency not later than 11:00 a.m. (London time) on the day when due in such Alternative Currency to the Agent in same day funds by deposit of such funds to the Agent’s account maintained at the Payment Office for such Alternative Currency.  The Agent will give the Company prior notice of the due date of the principal of any Revolving Advance and of the due date and amount of any fees payable hereunder; provided that the failure to give any such prior notice shall not limit the Company’s or the applicable Borrower’s liability for such payment, but shall delay the due date of such payment for purposes of Sections 6.01(a) or (b), as applicable, by the number of days after such due date that such notice is given.  The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, Reimbursement Obligations or fees ratably (other than amounts payable pursuant to Section 2.11, 2.15, 2.19, 2.20 or 2.22 or as contemplated by Section 2.24) to the applicable Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b)    All computations of interest based on Bank of America’s prime rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of fees shall be made by the Agent, and all computations of interest pursuant to Section 2.11 shall be made by a Bank, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Agent (or, in the case of Section 2.11, by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)    Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such cases be included in the computation of payment of interest or fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurocurrency Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)    Unless the Agent shall have received notice from a Borrower prior to the date on which any payment is due from such Borrower to the Banks hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to it on such date and it may, in reliance upon such assumption, cause (but shall not be required to cause) to be distributed to each Bank on such due date an amount equal to the amount then due such Bank.  If and to the extent such Borrower shall not have so made such payment in full to the Agent as applicable, each Bank shall repay to the Agent as applicable, forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent at the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing.

Section 2.18.  Sharing of Payments, Etc.  If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Advances made by it or participations in Letter of Credit Obligations or in Swing Line Advances held by it (other than pursuant to Section 2.11, 2.15, 2.16 or 2.20 or as contemplated by Section 2.24) in excess of its ratable share of payments on account of the Revolving Advances or participation in Letter of Credit Obligations or Swing Line Advances held by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Revolving Advances or Letter of Credit Obligations or Swing Line Advances made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank’s ratable share (according to the proportion of (a) the amount of such Bank’s required repayment to (b) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.  Each Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.18 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were a Bank hereunder in the amount of such participation.

Section 2.19.  Swing Line Advances.

(a)    The Swing Line.  Subject to the terms and conditions set forth herein including Section 2.24(c), the Swing Line Bank, in reliance upon the agreements of the other Banks set forth in this Section 2.19,  shall make advances (each such advance, a “Swing Line Advance”) to the Company from time to time on any Business Day during the period from the date hereof until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Advances, when aggregated with the Letter of Credit Participations and Advances held by the Bank serving as Swing Line Bank may exceed the amount of such Bank’s Commitment;  provided, however, that after giving effect to any Swing Line Advance, (i) the sum of the Revolving Credit Obligations shall not exceed the Total Commitment, and (ii) the aggregate outstanding principal amount of the Revolving Advances of any Bank, plus such Bank’s Letter of Credit

Participations,  plus such Bank’s Swing Line Participations shall not exceed such Bank’s Commitments; and provided further, that the Company shall not use the proceeds of any Swing Line Advance to refinance any outstanding Swing Line Advance.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.19, prepay under Section 2.14, and reborrow under this Section 2.19.  Each Swing Line Advance shall be a Base Rate Advance and shall be denominated in Dollars.  Immediately upon the making of a Swing Line Advance, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Bank a risk participation in such Swing Line Advance (a “Swing Line Participation”) in proportion to such Bank’s Applicable Percentage.

(b)    Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Bank and the Agent, which may be given by telephone. Each such notice must be received by the Swing Line Bank and the Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Bank and the Agent of a written notice (a “Notice of Swing Line Borrowing”) substantially in the form of Exhibit B-3 hereto (or such other form as may be approved by the Agent  (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent)), appropriately completed and signed by a Responsible Officer of the Company.  Promptly after receipt by the Swing Line Bank of any telephonic Notice of Swing Line Borrowing, the Swing Line Bank will confirm with the Agent (by telephone or in writing) that the Agent has also received such Notice of Swing Line Borrowing and, if not, the Swing Line Bank will notify the Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Bank has received notice (by telephone or in writing) from the Agent (including at the request of any Bank) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (x) directing the Swing Line Bank not to make such Swing Line Advance as a result of the limitations set forth in the first proviso to the first sentence of Section 2.19(a), or (y) that one or more of the applicable conditions specified in Article 3 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Bank will, not later than 3:00 p.m. on the borrowing date specified in such Notice of Swing Line Borrowing, make the amount of its Swing Line Advance available to the Company at its Payment Office for Dollars.

(c)    Refinancing of Swing Line Advances.

(i)    The Swing Line Bank at any time in its sole discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Bank to so request on its behalf), that each Bank make a Base Rate Advance in an amount equal to such Bank’s Swing Line

Participation of the amount of Swing Line Advances then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Notice of Revolving Borrowing for purposes hereof) and in accordance with the requirements of Section 2.01, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Advances, but subject to the limitations set forth in the final sentence of Section 2.01(a) and the conditions set forth in Section 3.02.  The Swing Line Bank shall furnish the Company with a copy of the applicable Notice of Revolving Borrowing promptly after delivering such notice to the Agent.  Each Bank shall make an amount equal to its Swing Line Participation with respect to the applicable Swing Line Advance available to the Agent in immediately available funds for the account of the Swing Line Bank not later than 1:00 p.m. on the day specified in such Notice of Revolving Borrowing, whereupon, subject to Section 2.19(c)(ii), each Bank that so makes funds available shall be deemed to have made a Base Rate Advance to the Company in such amount.  The Agent shall remit the funds so received to the Swing Line Bank.

(ii)    If for any reason any Swing Line Advance cannot be refinanced by such a Base Rate Borrowing in accordance with Section 2.19(c)(i), the request for Base Rate Advance submitted by the Swing Line Bank as set forth herein shall be deemed to be a request by the Swing Line Bank that each of the Banks fund its risk participation in the relevant Swing Line Advance and each Bank’s payment to the Agent for the account of the Swing Line Bank pursuant to Section 2.19(c)(i) shall be deemed payment in respect of such participation.

(iii)   If any Bank fails to make available to the Agent for the account of the Swing Line Bank any amount required to be paid by such Bank pursuant to the foregoing provisions of this Section 2.19(c) by the time specified in Section 2.19(c)(i), the Swing Line Bank shall be entitled to recover from such Bank (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Bank at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Swing Line Bank in connection with the foregoing.  If such Bank pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Bank’s Base Rate Advance included in the relevant Base Rate Borrowing or funded participation in the relevant Swing Line Advance, as the case may be.  A certificate of the Swing Line Bank submitted to any Bank (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)   Each Bank’s obligation to make Base Rate Advances or to purchase and fund risk participations in Swing Line Advances pursuant to this Section 2.19(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Bank may have against the Swing Line Bank, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Bank’s obligation to make Base Rate Advances pursuant to this Section 2.19(c) is subject to the conditions set forth in Section 3.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Advances, together with interest as provided herein.

(d)    Repayment of Participations.

(i)    At any time after any Bank has purchased and funded a risk participation in a Swing Line Advance, if the Swing Line Bank receives any payment on account of such Swing Line Advance, the Swing Line Bank will distribute to such Bank its Applicable Percentage thereof in the same funds as those received by the Swing Line Bank.

(ii)   If any payment received by the Swing Line Bank in respect of principal or interest on any Swing Line Advance is required to be returned by the Swing Line Bank or is invalidated, declared to be fraudulent or preferential, set aside or required to be repaid in connection with any proceeding under any Debtor Relief Law or otherwise (including pursuant to any settlement entered into by the Swing Line Bank in its discretion), each Bank shall pay to the Swing Line Bank its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Overnight Rate.  The Agent will make such demand upon the request of the Swing Line Bank.  The obligations of the Banks under this clause shall survive the payment in full of the obligations hereunder and the termination of this Agreement.

(e)    Interest for Account of Swing Line Bank.  The Swing Line Bank shall be responsible for invoicing the Company for interest on the Swing Line Advances.  Until each Bank funds its Base Rate Advance or risk participation pursuant to this Section 2.19 to refinance such Bank’s Swing Line Participation in any Swing Line Advance, interest in respect of such Swing Line Participation shall be solely for the account of the Swing Line Bank.

(f)    Payments Directly to Swing Line Bank.  The Company shall make all payments of principal and interest in respect of the Swing Line Advances directly to the Swing Line Bank.

Section 2.20.  Taxes.  (a) Subject to Section 2.20(f), any and all payments by each Borrower under the Loan Documents shall be made, in accordance with Section 2.17, free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties, applicable thereto and all liabilities with respect thereto (collectively, “Taxes”), excluding, (i) in the case of each Bank, each Issuing Bank and the Agent, (A) Taxes imposed on or measured by its income, branch profits Taxes and franchise Taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank, such Issuing Bank or the Agent (as the case may be) is organized, has its principal office or lending office or carries on business and (B) any withholding Taxes (including any backup withholding Taxes) imposed by the United States of America with respect to payments under the Loan Documents under the laws (including any statute, treaty or regulation) in effect on the Second Amendment and Restatement Effective Date (or, in the case of any assignee party to an Assignment and Acceptance, on the effective date of its becoming a “Bank” hereunder or the Bank or Issuing Bank changes its lending office), but not excluding any such withholding Taxes payable as a result of any change in such laws occurring on or after the Second Amendment and Restatement Effective Date (or, in the case of any assignee party to an Assignment and Acceptance, after the effective date of its becoming a “Bank” hereunder) and not excluding such withholding Taxes on payments to an assignee to the extent amounts with respect to such Taxes would have been payable to the assignor pursuant to Section 2.20, (ii) in the case of each Bank and each Issuing Bank, Taxes imposed on or measured by its income, branch profits Taxes and franchise Taxes imposed on it, as a result of a present or former connection between such Bank or such Issuing Bank and the jurisdiction of the Governmental Authority imposing such Tax or any taxing authority thereof or therein (other than any such Taxes that would not be imposed but for such Person’s execution of, or exercise of any rights or remedies under, this Agreement or any other Loan Document), and (iii) any U.S. federal withholding Taxes imposed under FATCA (all such non-excluded Taxes being hereinafter referred to as “Indemnified Taxes”).  Subject to Section 2.20(f), if any Borrower or the Agent shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable under any Loan Document to any Bank, any Issuing Bank or the Agent, (x) the sum payable by the applicable Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20(a)) such Bank, such Issuing Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) such Borrower or the Agent, as applicable, shall make such deductions and (z) such Borrower or the Agent, as applicable, shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

(b)    In addition, each Borrower individually agrees, and the Company jointly and severally with the applicable Borrower agrees, to pay any present or future stamp or documentary Taxes and any other excise or property Taxes, charges and similar levies which arise from any payment made by such Borrower under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document, except any such Taxes imposed as a result of a present or former connection between the Agent, a Bank or an Issuing Bank and the jurisdiction imposing such Tax (other than any such Taxes that would not be imposed but for such Person’s execution of, performance of or exercise of any rights or remedies under, or receiving payments under, this Agreement or any other Loan Document) with respect to an assignment (other than an assignment made pursuant to Section 2.21) (hereinafter referred to as “Other Taxes”).  The Agent may demand payment of, and seek recourse on, any Other Taxes from the Company and such Borrower, without any requirement that the Agent allocate the reimbursement obligation for such Other Taxes between the Company and such Borrower.

(c)    Each Borrower will indemnify each Bank, each Issuing Bank and the Agent for the full amount of Indemnified Taxes and Other Taxes (including, without limitation, any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.20) paid by such Bank, such Issuing Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses reasonably incurred) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted; provided, however, that such Borrower shall not be obligated to make payment to such Bank, such Issuing Bank or the Agent (as the case may be) pursuant to this Section 2.20(c) in respect of penalties, interest or expenses attributable to such Indemnified Taxes or Other Taxes if such penalties, interest or expenses are attributable to the gross negligence or willful misconduct of the Person seeking indemnification under this Section 2.20(c).  This indemnification shall be made within 30 days from the date such Bank, such Issuing Bank or the Agent (as the case may be) makes written demand therefor by delivering a certificate setting forth in reasonable detail the amount of the indemnification to be made hereunder and the basis for the calculation thereof, which certificate shall be conclusive in the absence of manifest error.  No Borrower shall be obligated to pay any indemnification with respect to a demand under this Section 2.20(c) relating to amounts incurred more than 120 days prior to such Borrower’s receipt of the certificate with respect to such demand required under this Section 2.20(c); provided, that if the circumstances giving rise to such demand are retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect;  provided further, that any Borrower that is a "controlled foreign corporation" within the meaning of Section 957 of the Internal Revenue Code shall not be required to pay amounts under this Section 2.20(c) in respect of Taxes that did not arise in connection with any obligations of such Borrower under any Loan Document.

(d)    The Agent may, from time to time, request that the Company furnish (and the Company shall, reasonably promptly following any such request, furnish) to the Agent the originals or certified copies of receipts evidencing the payment of Indemnified Taxes or Other Taxes by and on behalf of the Borrowers (or any other form, certificate or document reasonably acceptable to the Agent).

(e)    Without prejudice to the survival of any other agreement of any Borrower hereunder, the agreements and obligations of the Borrowers contained in this Section 2.20 shall survive the payment in full of principal and interest hereunder and under the Notes.

(f)    (i) On or prior to the Second Amendment and Restatement Effective Date (or, in the case of any assignee party to an Assignment and Acceptance, on the effective date of its becoming a “Bank” hereunder), each Bank and each Issuing Bank, in each case, organized under the laws of a jurisdiction outside the United States of America shall, to the extent it is legally entitled to do so, provide the Agent, the Company and each other Borrower that is organized under the laws of the United States of America (or any state or political subdivision thereof) with the forms prescribed by the Internal Revenue Service of the United States of America certifying such Bank’s or such Issuing Bank’s (as the case may be) exemption from withholding taxes imposed by the United States of America with respect to all payments to be made to such Bank or such Issuing Bank (as the case may be) under any Loan Document, and each such Bank or Issuing Bank (as the case may be) shall thereafter provide the Agent, the Company and each other Borrower that is organized under the laws of the United States of America (or any state or political subdivision thereof) with such supplements and amendments thereto and such additional forms, certificates, statements or documents as may from time to time be required by applicable law.  If a Bank or Issuing Bank that is organized under the laws of a jurisdiction outside the United States of America shall fail to deliver, or improperly delivers, the forms, certificates, statements or documents required to be delivered by this Section 2.20(f)(i), then Section 2.20(a) shall not apply with respect to U.S. federal, state and local income taxes imposed on any payments made to or for the account of such Bank or such Issuing Bank (as the case may be) under any Loan Document to the extent that such taxes would not have been imposed but for such Bank or Issuing Bank’s failure to deliver or deliver properly the forms, certificates, statements or documents required to be delivered by this Section 2.20(f)(i), during the period that such failure or deficiency shall continue, and the Borrowers or the Agent shall be permitted to withhold United States federal, state and local income taxes from any payments made under any Loan Document at the applicable statutory rate.

(ii)    [Reserved]

(iii)   [Reserved]

(iv)    Each Bank and each Issuing Bank that is organized under the laws of the United States of America (or any state or political subdivision thereof) shall, on or prior to the Second Amendment and Restatement Effective Date (or, in the case of any assignee party to an Assignment and Acceptance, on the effective date of its becoming a “Bank” hereunder), provide the Agent, the Company and each other Borrower that is organized under the laws of the United States of America (or any state or political subdivision thereof) with two complete copies of Internal Revenue Service Form W-9, and each such Bank or Issuing Bank, as the case may be, shall thereafter provide the Agent, the Company and each other Borrower that is organized under the laws of the United States of America (or any state or political subdivision thereof) with such supplements and amendments thereto and such additional forms, certificates, statements or documents as may from time to time be required by applicable law.  If a Bank or Issuing Bank that is organized under the laws of the United States of America (or any state or political subdivision thereof) shall fail to deliver, or improperly delivers, the forms, certificates, statements or documents required to be delivered by this Section 2.20(f)(iv), then Section 2.20(a) shall not apply with respect to U.S. federal, state and local income taxes imposed on any payments made to or for the account of such Bank or such Issuing Bank (as the case may be) under any Loan Document to the extent that such taxes would not have been imposed but for such Bank or Issuing Bank’s failure to deliver or deliver properly the forms, certificates, statements or documents required to be delivered by this Section 2.20(f)(iv), during the period that such failure or deficiency shall continue, and the Borrowers or the Agent shall be permitted to withhold United States federal, state and local income taxes from any payments made, under any Loan Document at the applicable statutory rate.

(v)     In addition to the requirements of Section 2.20(f)(i) and (f)(iv), each Bank and each Issuing Bank that is entitled to an exemption from or reduction of withholding taxes with respect to payments made under any Loan Document shall deliver to the Agent, the Company and each other Borrower, at the time or times reasonably requested by the Agent, the Company and each other Borrower, such properly completed and executed documentation reasonably requested by the Agent, the Company and each other Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(i), (f)(iv) and (k)) shall not be required if in the Bank or Issuing Bank’s reasonable judgment such completion, execution or submission would subject such Bank or Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank or Issuing Bank.

(g)   If any Bank or Issuing Bank determines, in its sole discretion, exercised in good faith, that it has actually and finally realized, by reason of a refund, deduction or credit of any Indemnified Taxes or Other Taxes paid or reimbursed by a Borrower pursuant to this Section 2.20 in respect of payments under any Loan Document, a current monetary benefit that it would otherwise not have obtained but for such refund, deduction or credit, and that would result in the total payments under this Section 2.20 exceeding the amount needed to make such Bank or such Issuing Bank whole, such Bank or such Issuing Bank shall pay to such Borrower, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all reasonable out-of-pocket expenses incurred in securing such refund, deduction or credit; provided, however, that (i) such Bank or Issuing Bank shall not be obligated to disclose to any Borrower any information regarding its tax affairs or computations and (ii) nothing contained in this Section 2.20(g) shall be construed so as to interfere with the right of any Bank or Issuing Bank to arrange its tax affairs as it deems appropriate.

(h)   Notwithstanding any provision in this Agreement to the contrary, for any period with respect to which any Bank (including any assignee party to an Assignment and Acceptance that becomes a “Bank” hereunder) or Issuing Bank has failed to deliver, or has improperly delivered, to the Borrowers or the Agent (as the case may be) the appropriate form, certificate, statement or document required to be delivered in Section 2.20(f) or Section 2.20(k), such Bank or Issuing Bank, as the case may be, shall not be entitled to indemnification under Section 2.20(c) for any Indemnified Taxes imposed by reason of such failure or improper delivery.

(i)    Any Bank claiming any indemnification or additional amounts payable pursuant to this Section 2.20 will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, any such indemnification or additional amounts and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

(j)    Notwithstanding any provision in this Agreement to the contrary, if any Bank changes its residence, principal place of business or Applicable Lending Office or takes any similar action (other than at the Company’s request or pursuant to Section 2.20(i)), and the effect of such change or action, as of the date thereof, would be to increase the additional amounts or indemnification that the Borrowers are required to pay under Section 2.20(a) and Section 2.20(c) then the Borrowers shall not be obligated to pay the amount of such increase.

(k)   If any payment made pursuant to the Loan Documents would be subject to U.S. federal withholding Tax imposed by FATCA if the recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as

applicable), such recipient shall deliver to the Borrowers and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA and to determine that such recipient has complied with such recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.20(k), “FATCA” shall include any amendments made to FATCA after the date hereof.

(l)    Each Bank shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Bank (but only to the extent that the applicable Borrower and the Company have not already indemnified the Agent for such Taxes and without limiting the obligation of the applicable Borrower and the Company to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 9.08(e) relating to the maintenance of a Participant Register and (iii) any other Taxes attributable to such Bank, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Bank by the Agent shall be conclusive absent manifest error.  Each Bank hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Bank under this Agreement or otherwise payable by the Agent to the Bank from any other source against any amount due to the Agent under this paragraph (l).

(m)    For purposes of determining withholding Indemnified Taxes imposed under FATCA, from and after the Second Amendment and Restatement Effective Date, the Company and the Agent shall treat (and the Banks hereby authorize the Agent to treat) this Agreement as not qualifying as a "grandfathered obligation" within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 2.21.  Substitution of Banks.  In the event that (v) any Bank shall not have consented to any amendment to this Agreement requiring the consent of all Banks whereas the Majority Banks have consented; (w) any one or more Banks, pursuant to Section 2.15 hereof, incurs any increased costs, receives a reduced payment or is required to make any payment for which any such Bank demands compensation pursuant to such Section, or makes a claim for indemnity or compensation under Section 2.20 hereof with respect to a payment when no other Bank makes a claim for indemnity or compensation under Section 2.20 with respect to such payment, in any such case which compensation or indemnity increases the effective lending rate of such Bank with respect to its share of the Revolving Advances in excess of the effective lending rate of the other Banks, and such Bank has not mitigated such increased costs, reduced payment or additional payment within 30 days after receipt by such Bank from the Company of a written notice that such Bank’s effective lending rate has so exceeded the effective lending rate of the other Banks; (x) any one or more Banks have determined pursuant to Section 2.16(a) or Section 3.01(b)(ii) that it may not make or maintain all or certain of its Eurocurrency Advances at such time (and the other Banks shall continue to be able to make or maintain their corresponding Eurocurrency Advances at such time) and the inability of such Bank, as applicable, to make or maintain such Eurocurrency Advances continues for 30 or more days after the receipt by the Company from such Bank of written notice of such inability and the Company’s request that such Bank alleviate such inability; (y) any Bank is a Defaulting Bank; or (z) any Bank shall decline (or be deemed to have declined) to extend its Commitment hereunder after a request for extension of Commitments pursuant to Section 2.22 and Banks holding Commitments equaling or exceeding 51% of the Total Commitment have agreed to extend their Commitments pursuant to such request; then and in any such event, the Company may substitute for such Bank an existing Bank, or another financial institution which is reasonably acceptable to the Agent, to assume the Commitment, the Letter of Credit Participations and/or the Swing Line Participations of such Bank and to purchase the Note of such Bank hereunder, without recourse to or warranty (other than as to unencumbered ownership) by, or expense to, such Bank for a purchase price equal to the outstanding principal amount of the Revolving Advances then payable to such Bank plus any accrued but unpaid interest and accrued but unpaid fees with respect thereto; provided that in the case of clause (v) above, such substitute Bank shall have provided the applicable consent.  Such purchase shall be effected by execution and delivery by such Bank and its replacement of an Assignment and Acceptance, and shall otherwise be made in the manner described in Section 9.08.  Upon such purchase, to the extent of the rights and benefits assigned, such Bank shall no longer be a party hereto or have any rights or benefits hereunder (except for rights or benefits that such Bank would retain hereunder upon termination of this Agreement) and the replacement Bank shall succeed to the rights and benefits, and shall assume the obligations, of such Bank hereunder, including such Bank’s Letter of Credit Participations and Swing Line Participations, and under such Bank’s Note.

Section 2.22.    Extension of Commitments.    (a) One time during each period from the date that is 90 days prior to each Anniversary Date to the date that is 30 days prior to each such Anniversary Date (but in any case not more than three times during the term of this Agreement), the Borrowers may, by written notice (an “Extension Request”) given to the Agent, request that the Stated Termination Date be extended.  Each such Extension Request shall contemplate an extension of the Stated Termination Date to a date that is one year after the Stated Termination Date then in effect.

(b)    The Agent shall promptly advise each Bank of its receipt of any Extension Request.  Each Bank may, in its sole discretion, consent to a requested extension by giving written notice thereof to the Agent by not later than the date

(the “Extension Confirmation Date”) that is 15 days after the date of the Extension Request, which consent shall be irrevocable when given.  Failure on the part of any Bank to respond to an Extension Request by the applicable Extension Confirmation Date shall be deemed to be a denial of such request by such Bank.  Subject to the Company’s right to replace a Bank pursuant to Section 2.21, if all of the Banks, after giving effect to the last sentence in this paragraph, shall consent in writing to the requested extension, such request shall be granted.  Promptly following the opening of business on the first Business Day following the applicable Extension Confirmation Date, the Agent shall notify the Company in writing as to whether the requested extension has been granted (such written notice being an “Extension Confirmation Notice”) and, if granted, such extension shall become effective upon the issuance of such Extension Confirmation Notice.  The Agent shall promptly thereafter provide a copy of such Extension Confirmation Notice to each Bank.  If such extension is not granted, the Agent shall give the Company notice of the identity of any non-consenting Banks.  If the Company replaces one or more non-consenting Banks pursuant to the provisions of Section 2.21, and any such replacement Bank becomes a Bank on or before the earlier of (i) 30 days after the Extension Confirmation Date and (b) 5 days before the applicable Anniversary Date, and consents to the Extension Request at the time it becomes a Bank, such consent shall be effective retroactively as of the Extension Confirmation Date.

Section 2.23.  Cash Collateral.

(a)    Certain Credit Support Events.  At any time that there shall exist a Defaulting Bank, if the reallocation described in Section 2.24(a)(iv) cannot, or only can partially, be effected, then within two (2) Business Days following written notice by the Agent to the Company, the Company shall Cash Collateralize the Issuing Banks’ Fronting Exposure (after giving effect to Section 2.24(a)(iv) and any Cash Collateral provided by the Defaulting Bank) in an amount not less than the Minimum Collateral Amount.

(b)    Grant of Security Interest.  The Company, and to the extent provided by any Defaulting Bank, such Bank, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent and the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral, all as security for the obligations to which such Cash Collateral shall be applied pursuant to Section 2.23(c).  If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)    Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.23 in respect of

Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Obligations or obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Bank, any interest accrued on such obligation), prior to any other application of such property as may be provided for herein.

(d)    Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Bank status of the applicable Bank or (ii) the Agent’s good faith determination that there exists excess Cash Collateral; provided,  however, (x) that Cash Collateral furnished by or on behalf of the Company shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.23 may be otherwise applied in accordance with this Credit Agreement), and (y) the Person providing Cash Collateral and the applicable Issuing Banks, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.24.  Defaulting Banks.

(a)    Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as that Bank is no longer a Defaulting Bank, to the extent permitted by applicable law:

(i)    Waivers and Amendments.  That Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Banks.

(ii)   Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise, and including any amounts made available to the Agent by that Defaulting Bank pursuant to Section 9.05) hereunder, shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Bank to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Bank to any Issuing Bank or Swing Line Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Bank in accordance with Section 2.23; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which that Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent;

fifth, if so determined by the Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy obligations of that Defaulting Bank to fund Advances under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Bank with respect to future Letters of Credit; sixth, to the payment of any amounts owing to the Banks or the Issuing Banks or Swing Line Bank as a result of any judgment of a court of competent jurisdiction obtained by any Bank or Issuing Bank or Swing Line Bank against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Agreement; and eighth, to that Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or reimbursement of a disbursement under a Letter of Credit in respect of which that Defaulting Bank has not fully funded its appropriate share and (y) such Advances were made or such Letter of Credit was issued at a time when the applicable conditions set forth in Article 3 were satisfied or waived, such payment shall be applied solely to pay the Advances of and Letter of Credit Obligations owed to all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Bank until such time as all Advances and all funded and unfunded participations in Letter of Credit Obligations are held by the Banks pro rata as contemplated hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post Cash Collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by that Defaulting Bank, and each Bank irrevocably consents hereto.

(iii)    Certain Fees.  (A) Each Defaulting Bank shall be entitled to receive a facility fee pursuant to Section 2.07(a) for any period during which that Bank is a Defaulting Bank only to the extent allocatable to the sum of (1) the outstanding amount of the Revolving Advances funded by it and (2) its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral hereunder.

(B)    Each Defaulting Bank shall be entitled to receive Letter of Credit Fees for any period during which that Bank is a Defaulting Bank only to the extent allocatable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral hereunder.

(C)    With respect to facility fees and Letter of Credit Fees not required to be paid to any Defaulting Bank pursuant to clause (A) or (B) above, the Company shall (x) pay to each Bank that is not a Defaulting Bank that portion of any such fee otherwise payable to such Defaulting Bank with respect to such Defaulting Bank’s participation in Letter of Credit Obligations and Swing Line Advance that has been reallocated to such non-Defaulting Bank pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swing Line Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Bank to the extent allocable to such Issuing Bank’s or Swing Line Bank’s Fronting Exposure to such Defaulting Bank, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure.  During any period in which there is a Defaulting Bank, for purposes of computing the amount of the obligation of each non-Defaulting Bank to acquire, refinance or fund participations in Letters of Credit (and Letter of Credit Obligations) and Swing Line Advances pursuant to Section 2.05, the Applicable Percentage of each non-Defaulting Bank shall be computed without giving effect to the Commitment of that Defaulting Bank; provided that (x) each such reallocation shall be given effect only if, on the date of reallocation, no Default or Event of Default exists; and (y) the reallocation shall only be permitted to the extent that it does not cause the aggregate outstanding principal amount of the Revolving Advances of any Bank plus such Bank’s Letter of Credit Participations and Swing Line Participations (giving effect to the reallocation pursuant to this clause (iv)) to exceed such Bank’s Commitments.

(v)    Repayment of Swing Line Advances; Cash Collateral.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, within two (2) Business Days following written notice by the Agent to the Company, (x) first, prepay Swing  Line Advances in an amount equal to the Swing Line Bank’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.23.

(b)    Defaulting Bank Cure.  If the Company, the Agent, and the Issuing Banks agree in writing that a Defaulting Bank should no longer be deemed to be a Defaulting Bank, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Bank will, to the extent applicable, purchase that portion of outstanding

Advances of the other Banks or take such other actions as the Agent may determine to be necessary to cause the Revolving Advances and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Banks according to their Applicable Percentages (without giving effect to Section 2.24(a)), in the case of Letters of Credit, whereupon that Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Bank was a Defaulting Bank; provided further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 9.20, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.

(c)    New Swing Line Advances/Letters of Credit.  So long as any Bank is a Defaulting Bank,  (i) the Swing  Line Bank shall not be required to fund any Swing  Line Advances unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Advance and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE 3

CONDITIONS OF LENDING

Section 3.01.  Conditions Precedent to the Effectiveness of the Second Amendment and Restatement.  (a) The amendment and restatement of the Existing Credit Agreement on the Second Amendment and Restatement Effective Date is subject to the conditions precedent that (x) all facility, agency and administrative fees provided for under the terms of this Agreement, accrued to the Second Amendment and Restatement Effective Date and invoiced two (2) Business Days prior to the Second Amendment and Restatement Effective Date, shall have been paid by the Company and (y) the Agent shall have received on or before the Second Amendment and Restatement Effective Date the following, each dated as of the Second Amendment and Restatement Effective Date in form and substance reasonably satisfactory to the Agent:

(i)    A fully executed copy of this Agreement and, for each Bank requesting the same, a Note of the Company payable to such Bank.

(ii)   Certified copies of (A) the resolutions of the board of directors or other governing body of the Company approving this Agreement and the Notes; and (B) all documents evidencing other necessary corporate or other authorizing action and governmental approvals, if any, with respect to this Agreement and the Notes.

(iii)    Signed copies of a certificate of the Secretary or an Assistant Secretary or other appropriate officer or representative of the Company certifying the names and true signatures of the officers or other representatives of the Company authorized to sign this Agreement and the Notes and the other documents or certificates to be delivered by the Company pursuant to this Agreement.  The Agent may conclusively rely on such certificate until the Agent shall receive a further certificate of the Secretary or an Assistant Secretary or other representative canceling or amending the prior certificate and submitting the signatures of the officers or other representatives named in such further certificate.

(iv)    A certificate executed by the Treasurer or Assistant Treasurer of the Company on behalf of the Company certifying that as of the Second Amendment and Restatement Effective Date, since December 31, 2016 there has been no material adverse change in the business, financial condition, operations, properties or performance of the Company and its Subsidiaries, taken as a whole, or in the ability of the Company to perform its obligations under this Agreement or any Note; provided that any change in the market price, credit rating or trading value of the securities of the Company or its Subsidiaries shall not, by itself, be taken into account in determining whether there has been such a material adverse change.

(v)     Favorable opinions of the General Counsel, an associate general counsel or Senior SEC Counsel of the Company in substantially the form of Exhibit E hereto and special counsel for the Company in form and substance reasonably satisfactory to the Agent.  Such counsel shall be reasonably satisfactory to the Agent.

(vi)    All documentation and other information required by the Act to the extent requested at least 10 days before the Second Amendment and Restatement Effective Date.

(b)    The obligation of each Bank to make its initial Advance on the occasion of the initial Borrowing by any Borrowing Subsidiary and the obligation of any Issuing Bank to Issue and each Bank to participate in any Letter of Credit Issued on behalf of such Borrowing Subsidiary hereunder, on or after the Second Amendment and Restatement Effective Date, is subject to the conditions precedent that (i) all facility, agency and administrative fees provided for under the terms of this Agreement, accrued to the date of such initial Advance or Letter of Credit, shall have been paid by the Company; (ii) no Bank or Issuing Bank shall have advised the Agent and the Company in writing that such Bank or Issuing Bank has determined that it would be illegal under applicable law for such Bank or Issuing Bank to make an Advance to such Borrowing Subsidiary or Issue Letters of Credit for the account of such borrowing Subsidiary and (iii) the Agent shall have received on or before the day of such initial Borrowing or Letter of

Credit the following, each dated such day or within two (2) Business Days prior to such day, in form and substance reasonably satisfactory to the Agent:

(A)    A fully executed copy of the Election to Participate and, for each Bank requesting the same, a Note of such Borrowing Subsidiary payable to such Bank.

(B)    Certified copies of (1) the resolutions or other authorizing action of the board of directors or other governing body of such Borrowing Subsidiary approving its Election to Participate, this Agreement and the Notes of such Borrowing Subsidiary; and (2) all documents evidencing other necessary corporate or other authorizing action and governmental approvals, if any, with respect to this Agreement and the Notes of such Borrowing Subsidiary.

(C)    Signed copies of a certificate of the Secretary or an Assistant Secretary or other appropriate officer or representative of such Borrower Subsidiary certifying the names and true signatures of the officers or other representatives of such Borrowing Subsidiary authorized to sign such Borrowing Subsidiary’s Election to Participate and the Notes of such Borrowing Subsidiary and the other documents or certificates to be delivered by such Borrowing Subsidiary pursuant to this Agreement.  The Agent may conclusively rely on such certificate of such Borrowing Subsidiary until the Agent shall receive a further certificate of the Secretary or an Assistant Secretary or other representative of such Borrowing Subsidiary canceling or amending the prior certificate of such Borrowing Subsidiary and submitting the signatures of the officers or other representatives named in such further certificate.

(D)    Favorable opinions of (1) the General Counsel, an associate general counsel or Senior SEC Counsel of the Company covering the matters, to the extent applicable, and in substantially the form, to the extent applicable, of Exhibit E hereto, (2) special counsel for the Company and such Borrowing Subsidiary, to the extent applicable, in form and substance reasonably satisfactory to the Agent, (3) special local counsel for such Borrowing Subsidiary, to the extent applicable, in form and substance reasonably satisfactory to the Agent and (4) counsel for the Company or the applicable Borrowing Subsidiary as to such other matters as the Agent may reasonably request. Such counsel shall be reasonably satisfactory to the Agent.

(E)    All documentation and other information required by the Act to the extent reasonably requested at least 10 days before the proposed initial Advance or Letter of Credit to the applicable Borrowing Subsidiary.

(c)    Simultaneously with the satisfaction of the conditions precedent set forth in this Section 3.01 and the effectiveness of the amendment and restatement of this Agreement, (i) the “Commitments” (under and as defined in the Existing Credit Agreement) of the lenders under the Existing Credit Agreement in effect immediately prior to the effectiveness of this Agreement shall terminate pursuant to Section 2.08 thereof and (ii) the Commitments of the Banks shall be as set forth on Annex A.  The Banks that are also party to the Existing Credit Agreement, comprising the “Majority Banks” as defined therein, hereby waive any requirement of notice of termination of the commitments pursuant to Section 9.01 of the Existing Credit Agreement and waive any additional notice or other requirements that might apply to such termination to the extent necessary to give effect to the foregoing.

Section 3.02.  Conditions Precedent to Each Revolving Borrowing and Letter of Credit Issuance.  The obligation of each Bank to make a Revolving Advance on the occasion of each Revolving Borrowing pursuant to Section 2.02 (including the initial Revolving Borrowing) by each Borrower (including each Borrowing Subsidiary), and the obligation of any Issuing Bank to Issue any Letter of Credit hereunder (including the initial Letter of Credit), and the obligation of the Swing Line Bank to make the Swing Line Advances hereunder (including the initial Swing Line Advance) shall be subject to the further conditions precedent that on the date of such Revolving Borrowing or Letter of Credit Issuance the following statements shall be true and the Agent shall have received for the account of such Bank or Issuing Bank or the Swing Line Bank, as applicable, a certificate signed by a duly authorized officer of the Company as follows:

(i)    The representations and warranties contained in Section 4.01 (other than subsection (p) thereof) and, if such Revolving Borrowing is by, or such Letter of Credit Issuance is for the account of, a Borrowing Subsidiary, Section 4.02 (as to such Borrowing Subsidiary) are true and correct in all material respects (except that any representation and warranty that is qualified as to materiality shall be true and correct in all respects) on and as of the date of such Revolving Borrowing, Letter of Credit Issuance or Swing Line Advance, before and after giving effect to such Revolving Borrowing, Letter of Credit Issuance or Swing Line Advance and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii)   No Default has occurred and is continuing, or would result from such Revolving Borrowing, Letter of Credit Issuance or Swing Line Advance or from the application of the proceeds therefrom.

ARTICLE 4

REPRESENTATION AND WARRANTIES

Section 4.01.  Representations and Warranties of the Company.  The Company represents and warrants to the Banks, the Issuing Banks and the Agent as follows:

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)    The execution, delivery and performance by the Company of this Agreement, its Notes and each Letter of Credit Reimbursement Agreement to which it is a party are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Company’s restated certificate of incorporation or by-laws or (ii)(a) any law or (b) any material contractual restriction binding on the Company; except, in the case of clause (ii)(b), where such contravention would not reasonably be expected to result in a Material Adverse Effect.

(c)    No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Company of this Agreement, the Notes or any Letter of Credit Reimbursement Agreement to which it is a party, except any such approvals, notices, actions or filings which have already been made, obtained or given.

(d)    This Agreement and the Company’s Notes are, and any Letter of Credit Reimbursement Agreement to which it is a party when delivered hereunder will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity.

(e)    The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2016 and September 30, 2017, and the related statements of income, cash flows and shareholders’ equity of the Company and its Consolidated Subsidiaries for the fiscal year or fiscal quarter then ended, copies of which have been furnished to each Bank, fairly present in all material respects the financial condition of the Company and its Consolidated Subsidiaries as at such date and the consolidated results of the operations of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP (subject to year-end audit adjustments and the absence of footnotes in the case of quarterly financial statements).

(f)    There are no pending actions, suits or proceedings against the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is (in the best judgment of the Company) a reasonable possibility of an adverse decision which would adversely affect (i) the business taken as a whole, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, to the extent that there is (in the best judgment of the Company) a reasonable possibility that such decision would prevent the Company from repaying its obligations in accordance with the terms of this Agreement, or (ii) the legality, validity or enforceability of this Agreement, any Note or any Letter of Credit Reimbursement Agreement, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity.

(g)    United States federal income tax returns of the Company and its Subsidiaries have been examined and closed through the year ended December 31, 2014.  The Company and its Subsidiaries have filed all United States federal income tax returns and all other material Tax returns which are required to be filed by them and have paid all income and other Taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Subsidiaries, except such Taxes or assessments, if any, (i) as are being contested in good faith by appropriate proceedings or (ii) the non-payment of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)    Each of the Company’s Significant Subsidiaries is duly organized, validly existing and in good standing (or the equivalent under applicable local law) under the laws of its jurisdiction of organization, and has all power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except in each case where the failure to do so could not reasonably be expected to affect (i) the business taken as a whole, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries to the extent that there is a reasonable possibility that such failure would prevent any of the Borrowers from repaying its obligations in accordance with the terms of this Agreement, or (ii) the legality, validity or enforceability of this Agreement, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity.

(i)    No Termination Event or Foreign Benefit Event has occurred, is still in existence, and is reasonably expected, singly or together with other such events that have occurred, to result in a Material Adverse Effect.

(j)    There has been no failure, with respect to any Plan, to satisfy the minimum funding standard under Section 412 of the Internal Revenue Code or Section 302 of ERISA where such failure would result in the imposition of an encumbrance under Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA and where such failure is reasonably expected, singly or together with other such events that have occurred, to result in a Material Adverse Effect.

(k)    Neither the Company nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that is reasonably expected to result in a Material Adverse Effect.

(l)    Neither the Company nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, if as a result of such termination the aggregate annual contributions of the Company and its ERISA Affiliates to all Multiemployer Plans that are then being terminated is reasonably expected to result in a Material Adverse Effect.

(m)    The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws and have obtained and are in material compliance with  any permits, approvals or authorizations required pursuant to Environmental Law,  and neither the Company nor any of its Subsidiaries has been cited in writing as being in violation of any Environmental Laws by any Governmental Authority responsible for or having jurisdiction over hazardous waste disposal, where the failure to so comply or being so cited would (in the best judgment of the Company) materially adversely affect the business taken as a whole, consolidated financial position or consolidated results of operations of the Company and its Subsidiaries, to the extent that there is (in the best judgment of the Company) a reasonable possibility that such non-compliance or being so cited would materially prevent the Company from repaying its obligations under this Agreement in accordance with the terms hereof.

(n)    There are no pending or, to the knowledge of the Company, threatened actions, suits or proceedings against the Company or any of its Subsidiaries before any court or arbitrator or other governmental agency or authority pursuant to any Environmental Law, in which there is (in the best judgment of the Company) a reasonable possibility of an adverse decision which would materially adversely affect the business taken as a whole, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries to the extent that there is (in the best judgment of the Company) a reasonable possibility that such decision would prevent the Company from repaying its obligations under this Agreement in accordance with the terms hereof.

(o)    Except as would not reasonably be expected to have a Material Adverse Effect, there have been no Releases of Hazardous Materials at any property currently owned, leased or operated by the Company or any Subsidiary,  or to the knowledge of the Company, at any locations formerly owned, leased or operated by the Company or any of its Subsidiaries.

(p)    As of the Second Amendment and Restatement Effective Date, since December 31, 2016 there has been no material adverse change in the business,

financial condition, operations, properties or performance of the Company and its Subsidiaries, taken as a whole, or in the ability of the Company to perform its obligations under this Agreement or any Note.

(q)    None of the Company, any of its Subsidiaries or, to the knowledge of any Responsible Officer of the Company, any director, officer or employee of the Company or any of its Subsidiaries is a Person that is, or is owned 50% or more or controlled by Persons that are:  (i) the target of any economic sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations, the European Union or Her Majesty's Treasury of the United Kingdom (collectively, “Sanctions”), or (ii) located, organized or resident in a country, region or territory that is, or whose government is, the subject of comprehensive Sanctions.  The Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Company, its Subsidiaries and their respective directors, officers and employees with applicable Sanctions.

(r)    The Company and its Subsidiaries are in compliance with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), in all material respects.

(s)    None of the Company nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(t)    The proceeds of any Advance and Letter of Credit shall be applied for the purpose specified in Section 5.01(g).  No Borrower is engaged as a substantial part of its activities in the business of purchasing or carrying Margin Stock.  The value of the Margin Stock owned directly or indirectly by the Company or any Subsidiary which is subject to any arrangement (as such term is used in Section 211.2(g) of Regulation U issued by the Board of Governors of the Federal Reserve System) hereunder is less than an amount equal to twenty-five percent (25%) of the value of all assets of the Borrowers and/or such Subsidiary subject to such arrangement.

Section 4.02.  Representations and Warranties of Borrowing Subsidiaries.  Each Borrowing Subsidiary shall be deemed by the execution and delivery of its Election to Participate to have represented and warranted as follows:

(a)    It is duly organized, validly existing and in good standing (or its equivalent under local law) under the laws of the jurisdiction of its organization.

(b)    The execution and delivery by it of its Election to Participate, its Notes, and any Letter of Credit Reimbursement Agreement to which it is a party, and the performance by it of this Agreement, its Notes, and Letter of Credit

Reimbursement Agreement to which it is a party, are within its powers, have been duly authorized by all necessary action, and do not contravene (i) its organizational documents or (ii)(a) any law or (b) any material contractual restriction binding on such Borrowing Subsidiary except, in the case of clause (ii)(b), where such contravention would not reasonably be expected to result in a Material Adverse Effect.

(c)    This Agreement constitutes a legal, valid and binding agreement of such Borrowing Subsidiary, and its Notes, and any Letter of Credit Reimbursement Agreement to which it is a party, when executed and delivered in accordance with this Agreement, will constitute legal, valid and binding obligations of such Borrowing Subsidiary, enforceable against such Borrowing Subsidiary in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity.

ARTICLE 5

COVENANTS OF THE COMPANY

Section 5.01.  Affirmative Covenants.  So long as any Note or Advance or any Letter of Credit Reimbursement Obligation shall remain unpaid or any Bank shall have any Commitment hereunder, or any Letter of Credit remains outstanding, the Company will, unless the Majority Banks shall otherwise consent in writing:

(a)    Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith, and (ii) required capitalization of each Borrowing Subsidiary, except in each case where the failure to do so could not reasonably be expected to affect (x) the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries to the extent that there is a reasonable possibility that such failure would prevent any of the Borrowers from repaying its obligations in accordance with the terms of this Agreement, or (y) the legality, validity or enforceability of this Agreement, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity.

(b)    Reporting Requirements.  Furnish to the Agent:

(i)    as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, the consolidated balance sheet of the Company and its

Consolidated Subsidiaries as of the end of such quarter and the consolidated statements of income and shareholders’ equity and the consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by a designated financial officer of the Company;

(ii)    as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a copy of the annual report for such year for the Company and its Consolidated Subsidiaries, containing financial statements for such year certified by PricewaterhouseCoopers or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception resulting solely from an upcoming maturity date of an Advance under this Agreement occurring within one year from the time such opinion is delivered) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(iii)   within the designated time frame for the delivery of financial statements referred to in clauses (i) and (ii) above, a certificate of a designated financial officer of the Company (A) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Section 5.03 as of the date of such financial statements and (B) stating whether there exists on the date of such certificate any Default or Event of Default, and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Company is taking with respect thereto;

(iv)   promptly after the sending or filing thereof, copies of all reports which the Company sends generally to its security holders, and copies of all periodic reports (including reports on Form 8-K) and all registration statements which the Company or any Subsidiary files with the Securities and Exchange Commission (other than registration statements on Form S-8 or Form 11-K, or registration statements on Form S‑3 relating solely to the registration of securities for resale by the holders thereof);

(v)    [Reserved];

(vi)   [Reserved];

(vii)  [Reserved];

(viii) [Reserved];

(ix)   [Reserved];

(x)    [Reserved];

(xi)   [Reserved];

(xii)  as soon as possible and, in any event, within ten (10) Business Days after the Company acquires actual knowledge that any of its Credit Ratings has changed, written notice informing the Agent of such change;

(xiii) promptly, and in any event as soon as reasonably practicable, such other information with respect to the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries or ERISA Affiliates as any Bank through the Agent may from time to time reasonably request, including, without limitation, Schedule B (Actuarial Information) to the annual reports (Form 5500 Series) filed with the Internal Revenue Service for each Plan; and

(xiv) promptly, and in any event within five (5) Business Days upon any Responsible Officer of the Company obtaining actual knowledge thereof, the Company shall provide written notice of (A) the occurrence of any Default or Event of Default that is then continuing, or (B) the occurrence of any other event or development that could reasonably be expected to have a Material Adverse Effect.

With respect to any financial statement, report or other document required to be delivered to the Agent pursuant to clauses (i), (ii) or (iv) above, the Company shall be deemed to have fulfilled its obligation to deliver such document to the extent that such document has been filed electronically with the Securities and Exchange Commission and is available on the web site operated by the Securities and Exchange Commission on or before the date that such document is required to be delivered pursuant to such clause.

(c)    Corporate Existence.  Subject to Section 5.02(b), preserve and keep, and will cause each of its Subsidiaries to preserve and keep, its corporate existence, rights, franchises and licenses in full force and effect, provided, however, that the Company may terminate the corporate existence of any Subsidiary, or permit the termination or abandonment of any Subsidiary, or permit the termination or abandonment of any right, franchise or license if, in the good faith judgment of the appropriate officer or officers of the Company, such termination or abandonment is not materially disadvantageous to the Company and is not materially disadvantageous to the Banks.

(d)    Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with sound and reputable insurers (or self-insure) covering all such properties and risks as are customarily insured by (or self-insured by), and in amounts not less than those customarily carried by, corporations engaged in similar businesses and similarly situated.

(e)    Properties.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, in all material respects its properties which are deemed by the Company or such Subsidiary to be necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted; provided  that, nothing in this Section 5.01(e) shall prohibit the disposition of any property if, in the good faith judgment of the appropriate officer or officers of the Company, such disposition is in the best interest of the Company and such disposition is not otherwise prohibited under Section 5.02(b).

(f)    Business.  Without prohibiting the Company from making acquisitions or divestitures permitted under Section 5.02(b), remain in the same businesses, similar businesses or other businesses reasonably related, incidental, ancillary or complementary thereto or any reasonable extension, development or expansion of, the business in which the  Company and its Subsidiaries, taken as a whole, as are carried on as of the date of this Agreement; provided that, this Section 5.01(f) shall not prohibit the Company or its Subsidiaries from entering into any other non-core incidental businesses acquired in connection with any acquisition or investment not prohibited hereunder.

(g)    Use of Proceeds.  Use the proceeds of the Advances and Letters of Credit made under this Agreement only for general corporate purposes, including, without limitation, the repurchase of shares of capital stock of the Company (as duly approved by the Company’s board of directors from time to time), the repayment of other indebtedness and acquisitions.

(h)    Inspection Rights.  Permit, and cause each of its Borrowing Subsidiaries and Significant Subsidiaries to permit, representatives designated by the Agent, at the expense of the Agent, upon at least five (5) Business Days’ prior written notice (given to a senior financial officer of the Company), to visit and inspect its properties, and to discuss its financial affairs with its senior officers, and the Company will furnish to the Agent from the books of the Company and its Subsidiaries such financial information as the Agent shall reasonably request upon such reasonable conditions relating to confidentiality of the material and information so supplied as the Company may impose for compliance with Section 9.13, all at such reasonable times during regular business hours; provided that, all such inspections, discussions and information requests shall relate to compliance by the Borrowers with the terms of this Agreement; provided further that, so long as no Event of Default has occurred and is continuing, such inspections shall be limited to not more than once per year; and provided further that neither the Company nor any of its Subsidiaries shall be required to disclose any information subject to its attorney client privilege.  The Agent may provide to any Bank such information obtained by the Agent as a result of such inspection as may reasonably be requested by such Bank subject to Section 9.13.

Section 5.02.  Negative Covenants.  So long as any Note or Advance shall remain unpaid, any Letter of Credit shall remain outstanding or any Bank shall have any Commitment hereunder, the Company will not, without the written consent of the Majority Banks:

(a)    Liens, Etc.  Create or suffer to exist, or permit any of its Consolidated Subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance (“Lien”) upon or with respect to any of its properties (other than Margin Stock), whether now owned or hereafter acquired, or assign, or permit any of its Consolidated Subsidiaries to assign, any right to receive income, in each case to secure any Debt of any Person or entity, other than (i) Liens securing Debt which in the aggregate does not exceed $250,000,000, outstanding at any time, (ii) Liens granted by any Consolidated Subsidiary as security for any Debt owing to the Company or to a Wholly-Owned Consolidated Subsidiary or (iii) Liens in favor of the Agent, any Issuing Bank or any Bank with respect to the Loan Documents;

(b)    Consolidations, Mergers and Sales of Assets.  Consolidate with or merge with or into any other Person or sell, lease or otherwise transfer all or substantially all of the assets of the Company and its Subsidiaries taken as a whole (other than Margin Stock) to any other Person or permit any Significant Subsidiary or Borrowing Subsidiary to consolidate with, merge into or sell, lease or otherwise transfer all or substantially all of its assets to any Person other than the Company or a Wholly-Owned Consolidated Subsidiary except:

(i)    the Company may merge or consolidate with any other entity so long as the Company is the surviving entity in such transaction and immediately after consummation of such transaction no event has occurred and is continuing which constitutes a Default or Event of Default;

(ii)   the Company may merge into any other entity solely for the purpose of redomiciling so long as the surviving entity in such transaction expressly assumes all of the obligations of the Company under this Agreement, under its Notes and under the Fee Letters or other agreements referred to in Section 2.07(c) and immediately after consummation of such transaction no Default or Event of Default has occurred and is continuing;

(iii)  any Borrowing Subsidiary may merge or consolidate with any other entity so long as (A) the Borrowing Subsidiary is the surviving entity in such transaction or (B) the surviving entity expressly assumes all of the obligations of the Borrowing Subsidiary under this Agreement and under the Notes and itself becomes a Borrowing Subsidiary hereunder, and in either case, immediately after consummation of such transaction no Default or Event of Default has occurred and is continuing; and

(iv)  any Significant Subsidiary may consolidate or merge with or sell, lease or otherwise transfer all or substantially all of its assets to any other Person so long as immediately after consummation of such transaction no event has occurred and is continuing which constitutes a Default or Event of Default.

(c)    Use of Proceeds for Securities Purchases.  Use any proceeds of any Advance to acquire any security in any transaction which is subject to Section 13(d), 13(g) or 14(d) of the Exchange Act except to the extent such transaction complies with the Exchange Act and the rules and regulations thereunder.

(d)    Priority Debt.  Permit any Subsidiary to create, incur or suffer to exist any Priority Debt except (i) Debt under the Loan Documents, (ii) Debt owed to the Company or a Subsidiary,  (iii) Debt of one or more Subsidiaries existing at the time such Subsidiaries become Subsidiaries (and not incurred in anticipation thereof) in an aggregate principal amount for all Debt incurred or assumed pursuant to this clause (iii) not to exceed $300,000,000 outstanding at any time and any extension, renewal, refinancing or replacement thereof in whole or in part; provided that such renewal, refinancing or replacement does not increase the aggregate principal amount of such Debt (except for increases in an amount not to exceed accrued interest, premium, fees and expenses in connection therewith), (iv) Debt secured by any Lien permitted by Section 5.02(a)(i) and Section 5.02(a)(ii) (and any guarantee of such Debt by any Subsidiary) and (v) other Debt in an aggregate amount outstanding at any time, not greater than the greater of 25% of Consolidated Tangible Assets and $750,000,000 (it being understood that, for the purpose of calculating utilization of the basket in clause (iii) or this clause (v) Debt of a Subsidiary and guarantees of such Debt by any other Subsidiary shall not be double counted).

(e)    Sanctions.  Use any part of the proceeds of any Advance or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person that, at the time of such funding is the target of Sanctions, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of comprehensive Sanctions, in each case, except to the extent permissible for a Person required to comply with Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any party hereto (including as Bank, Agent or otherwise).

(f)    FCPA. Use any part of the proceeds of any Advance or Letter of Credit in violation of, or for the purpose of breaching, the FCPA or any other applicable anti-corruption law.

Section 5.03.  Financial Covenant.  The Company will maintain as of the last day of each Measurement Period a ratio of Consolidated EBITDA to Consolidated Interest Expense of not less than 3.5:1.0.

ARTICLE 6

EVENTS OF DEFAULT

Section 6.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)    Any Borrower shall fail to pay any principal of any Note, or of any Advance not evidenced by a Note, or any Letter of Credit Reimbursement Obligation, when due; or

(b)    Any Borrower shall fail to pay any fee under this Agreement or any interest on any Note (or on any Advance not evidenced by a Note) within ten (10) days after the due date thereof; or

(c)    Any written representation or warranty made by any Borrower herein or in connection with this Agreement or by any Subsidiary Guarantor in any Subsidiary Guaranty shall prove to have been incorrect in any material respect when made; provided that if any such representation or warranty shall have been incorrect through inadvertence or oversight, no Event of Default shall occur if such representation or warranty shall be made correct within 30 days after any Borrower shall have discovered the error; or

(d)    The Company shall fail to perform or observe any of the covenants contained in Section 5.01(b)(xiv)(A), Section 5.02 (other than with respect to any involuntary Lien for purposes of Section 5.02(a)) or Section 5.03; or the Company shall fail to perform or observe any other term, covenant (including Section 5.02(a) with respect to any involuntary Lien) or agreement contained in this Agreement or any Subsidiary Guaranty, other than in (a) or (b) above, on its part to be performed or observed and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent; or

(e)    The Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $150,000,000 (or its equivalent in any other currency) in the aggregate (but excluding Debt evidenced by the Notes or consisting of Advances not evidenced by the Notes and Letter of Credit Obligations) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, and shall not have been waived; or any other default or failure to perform any other agreement under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, and shall not have been waived, if (x) such Debt is declared to be due and payable prior to the stated maturity thereof as a result of such default or failure to perform or (y) the effect of such default or failure to perform is to accelerate the maturity of such Debt;

(f)    The Company, any of its Significant Subsidiaries or any Borrowing Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company, any of its Significant Subsidiaries or any Borrowing Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the event of any such proceeding instituted against the Company, any of its Significant Subsidiaries or any Borrowing Subsidiary, such proceeding shall remain undismissed or unstayed for a period of 60 days or shall result in the entry of an order for relief, the appointment of a trustee or receiver, or other result adverse to the Company, such Significant Subsidiary or such Borrowing Subsidiary; or the Company, any of its Significant Subsidiaries or any Borrowing Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)    Any final, unsatisfied, undischarged, unpaid and unvacated judgment or order for the payment of money (to the extent not covered by insurance under which the insurer has not denied liability) in excess of $150,000,000 (or its equivalent in any other currency) shall be rendered against the Company or any of its Subsidiaries and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and at such time, there is no stay of enforcement of such judgment or order then in effect, by reason of a pending appeal or otherwise or (ii) enforcement proceedings shall not have been commenced by any creditor upon such judgment or order and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)    A Change of Control shall have occurred;

(i)    A Termination Event (or Foreign Benefit Event) occurs which, singly or together with any other Termination Events (and Foreign Benefit Events) that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(j)    Any Subsidiary Guaranty, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations under the Loan Documents, ceases to be in full force and effect; or any Borrower contests in writing the validity or enforceability of any Subsidiary Guaranty; or any Subsidiary Guarantor disavows any of its material obligations under any Subsidiary Guaranty; then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Company, declare the obligation of each Bank to make Advances and of the Issuing Banks to Issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Company, declare the Notes, any Advances not evidenced by Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, any Advances not evidenced by Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company and (iii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Company, require that the Company Cash Collateralize the Letter of Credit Obligations in an amount equal to the Minimum Collateral Amount, and otherwise exercise on behalf of itself, the Banks and the Issuing Banks all rights and remedies available to it, the Banks and the Issuing Banks under the Loan Documents; provided, however, that in the event of an Event of Default described in Section 6.01(e), (x) the obligation of each Bank to make Advances and of the Issuing Banks to Issue Letters of Credit shall automatically be terminated and (y) the Notes, any Advances not evidenced by Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

Section 6.02.  Letter of Credit Collateral Account.  (a) If at any time while any Event of Default has occurred and is continuing, the Agent determines that there is a Collateral Shortfall Amount, the Agent may make demand on the Company to pay, and the Company will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Letter of Credit Collateral Account.

(b)    Subject to Section 2.23, the Agent may at any time or from time to time after funds are deposited in the Letter of Credit Collateral Account, apply such funds to the payment of the Reimbursement Obligations and (if an Event of Default under Section 6.01(a) or (b) has occurred and is continuing) any other amounts as shall from time to time have become due and payable by the Borrowers to the Banks or the Issuing Banks under the Loan Documents.

(c)    At any time while any Event of Default has occurred and is continuing, neither the Borrowers nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account.  Subject to Section 2.23, after all of the Reimbursement Obligations have been paid in full in cash, all outstanding Letters of Credit have expired and the Commitments have been terminated, any funds remaining in the Letter of Credit Collateral Account shall (unless an Event of Default under Section 6.01(a) or (b) has occurred and is continuing, in which case such funds may be applied in accordance with the immediately preceding Section 6.02(b)) be returned by the Agent to the Company or paid to whomever may be legally entitled thereto at such time.

ARTICLE 7

THE AGENT

Section 7.01.  Appointment and Authority.  Each of the Banks and Issuing Banks hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agent, the Banks and the Issuing Banks, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

Section 7.02.  Rights as a Bank.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Banks.

Section 7.03.  Exculpation Provisions.  The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Majority Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Banks (or such other number or percentage of the Banks as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01 or Section 6.01 or (ii) in the absence of its own gross negligence or willful misconduct.  The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Company, a Bank or an Issuing Bank.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 7.04.  Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance, or the Issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Bank or such Issuing Bank unless the Agent shall have received notice to the contrary from such Bank or such Issuing Bank prior to the making of such Advance or the Issuance of such Letter of Credit.  The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts

Section 7.05.  Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 7.06.  Resignation of Agent.  (a) The Agent may at any time give notice of its resignation to the Banks, the Issuing Banks and the Company.  Upon receipt of any such notice of resignation, the Majority Banks shall have the right, in consultation with and with the approval of the Company (which approval shall not be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Banks and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Company and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Banks or the Issuing Banks under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Bank and the Issuing Banks directly, until such time as the Majority Banks appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan

Documents, the provisions of this Article and Section 9.12 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Agent was acting as Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Agent.

(b)    Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swing Line Bank.  Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Line Bank, (ii) the retiring Issuing Bank and Swing Line Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

(c)    If the Person serving as the Agent is a Defaulting Bank pursuant to clause (d) of the definition thereof, the Majority Banks may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Agent and, with the written consent of the Company, appoint a successor.  If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Majority Banks) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

Section 7.07.  Non-Reliance on Agent and Other Banks.  Each Bank and Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08.  No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the joint lead arrangers or co-syndication agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent, a Bank or an Issuing Bank hereunder.

Section 7.09.  Indemnification.  The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amount of Revolving Advances, Letter of Credit Participations and Swing Line Participations then held by each of them (or if no Revolving Advances, Letter of Credit Obligations or Swing Line Participations are at the time outstanding or if any Revolving Advances are held by Persons which are not Banks, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent or under this Agreement; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  Without limitation of the foregoing, each Bank agrees to reimburse the Agent, as applicable, promptly on demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, including, without limitation, an exercise of rights pursuant to Section 5.01(h), to the extent that the Agent is not reimbursed for such expenses by the Borrowers.

Section 7.10.   Certain Amendments.  Notwithstanding anything to the contrary in this Agreement, if at any time the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.12(b) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.12(b) have not arisen but the supervisor for the administrator of the Eurocurrency Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the Eurocurrency Rate shall no longer be used for determining interest rates for loans, then the Agent and the Company shall endeavor to establish an alternate rate of interest to the Eurocurrency Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.  Notwithstanding anything to the contrary in this Agreement, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Banks, a written notice from the Majority Banks stating that such Majority Banks object to such amendment; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

ARTICLE 8

GUARANTY

Section 8.01.  The Guaranty.  The Company hereby unconditionally and irrevocably guarantees the due and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Note issued by any Borrowing Subsidiary (and each Reimbursement Obligation of and each Advance made to any Borrowing Subsidiary not evidenced by a Note) pursuant to this Agreement, and the due and punctual payment of all other amounts payable by any Borrowing Subsidiary under this Agreement or any Letter of Credit Reimbursement Agreement.  Upon failure by any Borrowing Subsidiary to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid in the currency, at the place, in the manner and with the effect otherwise specified in Article 2 of this Agreement and the terms of any applicable Letter of Credit Reimbursement Agreement.  If payment has become due under this guaranty as provided in the preceding sentence, the Company further agrees that if any such payment in respect of any guaranteed amounts shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of any applicable law, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such amounts in such currency or such place of payment shall be impossible or, in the judgment of any applicable Bank, not consistent with the protection of its rights or interests, then, at the election of any applicable Bank, the Company shall make payment of such amount in Dollars (based upon the applicable exchange rate in effect on the date of payment) and/or in New York.  The guarantee made by the Company hereunder constitutes a guarantee of payment when due and not of collection.

Section 8.02.  Guaranty Unconditional.  The obligations of the Company hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)    any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Borrowing Subsidiary under this Agreement, any Note or any Letter of Credit Reimbursement Agreement or the exchange, release or non-perfection of any collateral security therefor;

(ii)   any modification or amendment of or supplement to this Agreement, any Note or any Letter of Credit Reimbursement Agreement;

(iii)  any change in the corporate existence, structure or ownership of any Borrowing Subsidiary, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrowing Subsidiary or its assets;

(iv)  the existence of any claim, set-off or other rights which the Company may have at any time against any Borrowing Subsidiary, the Agent, any Bank, any Issuing Bank or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(v)   any invalidity or unenforceability relating to or against any Borrowing Subsidiary for any reason of any provision or all of this Agreement, any Note or any Letter of Credit Reimbursement Agreement, or any provision of applicable law or regulation purporting to prohibit the payment by any Borrowing Subsidiary of the principal of or interest on any Advance or any other amount payable by it under this Agreement; or

(vi)  any other act or omission to act or delay of any kind by any Borrowing Subsidiary, the Agent, any Bank, any Issuing Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Company’s obligations hereunder or a Borrowing Subsidiary’s obligations under this Agreement.

Section 8.03.  Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances.  The Company’s obligations hereunder shall survive the Termination Date and remain in full force and effect until the principal of and interest on the Notes, all Reimbursement Obligations, all Advances not evidenced by the Notes and all other amounts payable by the Company and each Borrowing Subsidiary under this Agreement shall have been paid in full (other than contingent obligations for which no claim has been made).  If at any time any payment of the principal of or interest on any Note, any Reimbursement Obligation, or on any Advance not evidenced by a Note, or any other amount payable by any Borrowing Subsidiary under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrowing Subsidiary or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 8.04.  Waiver by the Company.  The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any right be exhausted or any action be taken by the Agent, any Bank, any Issuing Bank or any other Person against any Borrowing Subsidiary or any other Person or any collateral security.

Section 8.05.  Subrogation.  Upon making any payment hereunder, the Company shall be subrogated to the rights of the Banks against any such Borrowing Subsidiary with respect to such payment; provided that the Company shall not enforce any right or demand or receive any payment by way of subrogation until all amounts of principal of and interest on the Notes of such Borrowing Subsidiary and all other amounts payable by such Borrowing Subsidiary under this Agreement and any Letter of Credit Reimbursement Agreement or to which such Borrowing Subsidiary is a party have been paid in full.

Section 8.06.  Stay of Acceleration.  In the event that acceleration of the time for payment of any amount payable by any Borrowing Subsidiary under this Agreement or any of its Notes is stayed upon the insolvency, bankruptcy or reorganization of such Borrowing Subsidiary, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Agent for the account of the Banks.

ARTICLE 9

MISCELLANEOUS

Section 9.01.    Amendments, Etc.  Except as provided by Section 1.06(c), Section 2.08(d), Section 2.22 and Section 7.10, no amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, in each case with the written consent of the Company (it being understood that the Company shall provide a copy to the Agent; provided that the failure of the Company to provide such copy shall not impact the effectiveness of such amendment on waiver) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) except as set forth in Section 2.08, increase the Commitment of any Bank without the consent of such Bank, (iii) extend the Stated Termination Date (except as otherwise provided in Section 2.22) without the consent of all Banks, (iv) reduce the principal of, or interest on, the Revolving Advances, the Notes, the Letter of Credit Obligations owed to any Bank or any fees or other amounts payable to any Bank hereunder without the consent of such Bank; provided that, no amendment entered into pursuant to the terms of Section 7.10 nor any amendment to the default rate of interest set forth in Section 2.10(a) or Section 2.10(b) shall constitute a reduction in the rate of interest or fees for purposes of this clause (iv), (v) postpone any scheduled payment date (other than the Stated Termination Date) for the payment of principal of, or interest on, the Revolving Advances, the Notes, the Letter of Credit Obligations owed to any Bank or any fees payable to any Bank hereunder without the consent of such Bank, (vi) release the Company’s guaranty obligations pursuant to Article 8 without the consent of each Bank, (vii) change the percentage of the Commitments, or of the aggregate unpaid principal amount of the Advances, Letter of Credit Participations and Swing Line Participations, which shall be required for the Banks or any of the Banks to take any action hereunder without the consent of each Bank, (viii) amend this Section 9.01 or (ix) change Section 2.18 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Bank directly and adversely affected thereby and (b) no amendment, waiver or consent shall, unless in writing and signed by the Agent and/or each Issuing Bank and/or the Swing Line Bank, in addition to the Banks required above to take such action, affect the rights or duties of the Agent and/or such Issuing Bank and/or such Swing Line Bank, as applicable, under this Agreement.

Section 9.02.  Notices, Etc.  (a) Except as expressly provided herein with respect to an electronic platform or electronic transmission system as shall be approved by the Agent as provided in this Agreement, all notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or by overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)    if to the Company, at 1 Ecolab Place, Saint Paul, MN 55102, Attention: Assistant Treasurer, Telecopier No. (651) 306-5392, Tel: (651) 250-4195, E-mail: kristen.bettmann@ecolab.com, with a copy to the Company at the same address, Attention: General Counsel, E-mail: GeneralCounsel@ecolab.com;

(ii)   if to any other Borrowing Subsidiary, at its address specified in its Election to Participate;

(iii)  if to any Bank, at its Domestic Lending Office;

(iv)  if to the Agent, at Bank of America, N.A., 901 Main Street, Mail Code: TX1-492-14-11, Dallas, Texas 75202 Attention: Ronaldo Naval, Agency Management, Telecopier No. (877) 511-6124, Tel: (214) 209-1162, E-mail: ronaldo.naval@baml.com; and

(v)   if to the Swing Line Bank, at Bank of America N.A., 101 N. Tryon Street Mail Code: NC1-001-05-46, Charlotte NC 28255-0001, Attention: Jennifer Thayer, Telecopier: (704) 409-0486, Tel: (980) 388-3254, E-mail: jennifer.thayer@baml.com or, as to the Company, the Agent, any Issuing Bank or the Swing Line Bank, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent (or as to any Bank, by notice to the Agent and the Company).  Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

(b)    Each Borrower hereby agrees that it will provide to the Agent (unless otherwise agreed to by the Agent) all information, documents and other materials that it is obligated to furnish to the Agent or the Banks, as applicable, pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding, unless otherwise approved by the Agent, any such communication that (i) relates to a request for a new, or a Conversion or Continuation of an existing, Borrowing, the Issuance of a Letter of Credit, or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing, Letter of Credit or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Agent to the email address specified by the Agent and pursuant to procedures reasonably acceptable to the Agent.  In addition, each Borrower agrees to continue to provide the Communications to the Agent in the manner otherwise specified in this Agreement unless otherwise agreed by the Agent.

(c)    The Agent agrees to make the Communications available to the Banks by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).  Each Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

The Company hereby further acknowledges that certain of the Banks (each, a “Public Bank”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Company hereby agrees that (w) all Communications that the Company intends are to be made available to Public Banks shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC”, the Company shall be deemed to have authorized the Agent, the Arrangers, the Issuing Banks and the Banks to treat such

Communications as not containing any material non-public information with respect to the Company or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 9.13); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Agent and the Arranger shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

(d)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWERS, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWERS’ OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(e)    The Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Agent for purposes of Section 9.02.  Each Bank agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Bank for purposes of Section 9.02.  Each Bank agrees to notify the Agent in writing (including by electronic communication) from time to time of such Bank’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address; provided that (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) (provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient), and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

(f)    The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act;  provided that notwithstanding anything contained herein to the contrary, the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it.

Section 9.03.  No Waiver; Remedies.  No failure on the part of any Bank or any Issuing Bank or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04.  Costs and Expenses.  (a) The Company agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of one counsel for the Agent with respect thereto and with respect to advising the Agent as to rights and responsibilities under this Agreement, and all reasonable and documented costs and expenses, if any, of the

Agent, each Issuing Bank and the Banks (including, without limitation, reasonable counsel fees and expenses of counsel to the Agent, the Banks and the Issuing Banks (but only for one firm of counsel for the Agent, Issuing Banks and the Banks, in addition to regulatory and local counsel; provided that if, in the reasonable opinion of the Agent, Issuing Banks or Banks, as applicable, representation of all such parties by one firm of counsel would be inappropriate due to the existence of an actual or potential conflict of interest, the Company shall pay the reasonable out-of-pocket legal expenses of no more than such number of additional firms of counsel for such parties as is necessary to avoid any such actual or potential conflict of interest), which may be allocated costs of counsel who are employees of any Bank) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes, any Letter of Credit Reimbursement Agreement and the other documents to be delivered hereunder, in each case if an Event of Default exists, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 9.04(a).

(b)    If any payment of principal of any Eurocurrency Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of acceleration of the maturity of the Notes and Advances not evidenced by the Notes pursuant to Section 6.01 or for any other reason, including the purchase of an assignment pursuant to Section 2.08(e), but not including Sections 2.12, 2.15 or 2.16, the applicable Borrower shall, upon demand by any Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses (but excluding loss of any Applicable Margin), costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (but excluding loss of any Applicable Margin), cost or expense reasonably incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance.  Such Bank’s demand shall set forth the reasonable basis for calculation of such loss, cost or expense.    The obligations of the Company under this Section 9.04(b) shall survive the payment in full of the obligations hereunder and the termination of this Agreement.

Section 9.05.  Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making by the Majority Banks of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes or Advances due and payable pursuant to the provisions of Section 6.01, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Company or the applicable Borrowing Subsidiary against any and all of the obligations of the Company or the applicable Borrowing Subsidiary now or hereafter existing under this Agreement, the Notes held by such Bank, and any

Letter of Credit Reimbursement Agreement to which such Bank is a party, irrespective of whether or not such Bank shall have made any demand under this Agreement, any such Note or such Letter of Credit Reimbursement Agreement and although such obligations may be unmatured (other than as provided in clause (b) above); provided that in the event that any Defaulting Bank shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Agent and the Banks, and (y) the Defaulting Bank shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Bank as to which it exercised such right of set-off.  Each Bank agrees promptly to notify the Company after any such set-off and application made by such Bank; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.

Section 9.06.  Judgment.  (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under the Notes in any currency (the “Original Currency”) into another currency (the “Other Currency”) the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the Original Currency with the Other Currency.

(b)    The obligation of the applicable Borrower in respect of any sum due in the Original Currency from it to any Bank or the Agent, or any Issuing Bank hereunder, under the Notes held by such Bank, or under any Letter of Credit Reimbursement Agreement shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Bank, the Agent or such Issuing Bank (as the case may be) of any sum adjudged to be so due in such Other Currency such Bank, the Agent or such Issuing Bank (as the case may be) may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to such Bank or the Agent or such Issuing Bank (as the case may be) in the Original Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank, the Agent or such Issuing Bank (as the case may be) against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Bank, the Agent or such Issuing Bank (as the case may be) in the Original Currency, such Bank or the Agent or such Issuing Bank (as the case may be) agrees to remit to such Borrower such excess.

Section 9.07.  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Bank that such Bank has executed it.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an assignee in accordance with the provisions of Section 9.08(a), (b) by way of participation in accordance with the provisions of Section 9.08(e) and (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.08(g) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Bank and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 9.08.  Assignments and Participations.  (a) Each Bank may, upon obtaining the prior written consent of the Agent, each Issuing Bank and the Swing Line Bank (which consent by any such party shall not be unreasonably withheld or delayed), assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Letter of Credit Participations, Swing Line Participations and Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Bank’s rights and obligations so assigned, (ii) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) may be in the amount of such Bank’s entire Commitment but otherwise shall not be less than $10,000,000 and shall be an integral multiple of $1,000,000 unless the Company and the Agent otherwise consent, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall (A) execute and deliver to the Agent for its acceptance and recording in the Register, an Assignment and Acceptance and (B) deliver to the Agent a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recording fee, (v) if no Event of Default under clause (a), (b), (d) (with respect to an Event of Default under Section 5.03 only) or (f) of Section 6.01 has occurred and is continuing, the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed) shall be required for an assignment by a Bank to an assignee which is not a Bank or an Affiliate or Approved Fund of a Bank; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within fifteen (15) Business Days after having received notice thereof, and (vi) consent of the Agent shall not be required for an assignment by a Bank to an assignee which is a Bank or an Affiliate or Approved Fund of a Bank.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least two (2) Business Days after the execution thereof, the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

(b)    By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any Borrowing Subsidiary or the performance or observance by the Company or any Borrowing Subsidiary of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) or 5.01(b) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

(c)    The Agent, acting for this purpose as a non-fiduciary agent of the borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Issuing Banks and the Commitment of, and principal amount of the Advances owing to, each Bank and the amount of the Letter of Credit Reimbursement Obligations owing to each

Issuing Bank from time to time (the “Register”).  The Agent (or its designee) shall also reflect in the Register the transfer of any portion of any Bank’s interest in the Notes, any Advances not evidenced by a Note, any Letter of Credit Reimbursement Obligation or any other obligations hereunder (collectively, the “Obligations”), and the Agent shall retain a copy of the assignment transferring the Obligations for the registration or transfer of the Obligations, and shall enter the names and addresses of the transferees of the Obligations.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent, the Banks and the Issuing Banks shall treat each Person whose name is recorded in the Register as a Bank or an Issuing Bank, as applicable, hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.  The Obligations are registered obligations and the right, title and interest of any Bank or Issuing Bank and/or its assignees in and to such Obligations shall be transferable only upon notation of such transfer in the Register (and each Note shall expressly so provide).  This Section 9.08(c) shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related Treasury Regulations and solely for this purpose, the Agent (or its designee) shall be the Company’s agent for purposes of maintaining the Register and notations of transfer in the Register.

(d)    Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee representing that it is an Eligible Assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C-1 hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

(e)    Each Bank may sell participations to one or more banks or other entities (other than a Defaulting Bank) in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it and the Letter of Credit Participations, Swing Line Participations and Note or Notes held by it); provided, however, that (i) such Bank’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Note and Letter of Credit Participations and Swing Line Participations and the maker of any Advance for all purposes of this Agreement, (iv) the Borrowers, the Agent, any Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement, and (v) any agreement between such Bank and any participant in connection with such participating interest shall not restrict such Bank’s right to agree to any amendment or waiver of any provision of this Agreement, or any consent to any departure by any

Borrower therefrom, except (to the extent such participant would be affected thereby) a reduction of the principal of, or interest on, any Advance or postponement of any date fixed for payment thereof or a release of the Company’s guaranty obligations pursuant to Article 8.  Each Bank that sells a participation shall, acting solely for this purpose as an agent of the applicable Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(f)    The Company and each Borrower agree that each participant shall be entitled to the benefits of Sections 2.15 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (a) of this Section;  provided that such participant (A) agrees to be subject to the provisions of Sections 2.20(i) and 2.21 as if it were an assignee under paragraph (a) of this Section; and (B) shall not be entitled to receive any greater payment under Sections  2.15 or 2.20, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation.

(g)    Notwithstanding any other provisions set forth in this Agreement, any Bank at any time may assign, as collateral or otherwise, any of its rights (including, without limitation, rights to payments of principal of and/or interest on the Advances) under this Agreement to any Federal Reserve Bank or any central bank having jurisdiction over such Bank without notice to or consent of the Company, any Borrowing Subsidiary, any other Bank or the Agent.

Section 9.09.  Consent to Jurisdiction.  (a) Each of the Company and each Borrowing Subsidiary hereby irrevocably submits to the exclusive jurisdiction of any New York State or federal court sitting in New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this

Agreement and hereby irrevocably agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or in such federal court.  Each of the Company and each Borrowing Subsidiary hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding.  Each Borrowing Subsidiary hereby irrevocably appoints the Company (the “Process Agent”) as its agent to receive on behalf of such Borrowing Subsidiary and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding.  Such service may be made by mailing or delivering a copy of such process to the Company or such Borrowing Subsidiary in care of the Process Agent at the Process Agent’s address referred to in Section 9.02, and each Borrowing Subsidiary hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.   Each of the Company and each Borrowing Subsidiary agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)    Nothing in this Section 9.09 shall affect the right of the Agent or any Bank to serve legal process in any other manner permitted by law or affect the right of the Agent or any Bank to bring any action or proceeding against the Company or any Borrowing Subsidiary or its property in the courts of any other jurisdictions.

Section 9.10.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 9.11.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.12.  Indemnification.

(a)    Indemnification by the Company.  The Company agrees to indemnify and hold harmless the Agent, each Bank, each Issuing Bank and each of their affiliates and their respective directors, officers, employees and agents (each, an “Indemnified Party”) from and against any and all claims, damages, liabilities and expenses (including, without limitation, fees and disbursements of counsel (but only for one firm of counsel for all the Indemnified Parties taken as a whole, in addition to regulatory and local counsel; provided that if, in the reasonable opinion of the relevant Indemnified Party, representation of all the Indemnified Parties by one firm of counsel would be inappropriate due to the existence of an actual or potential conflict of interest, the Company shall reimburse the reasonable out of pocket legal expenses of no more than such number of additional firms of counsel for the Indemnified Parties as is necessary to avoid any such actual or potential conflict of interest)) which may be incurred by or asserted against any Indemnified Party in connection with or arising out of any investigation, litigation or proceeding related to the Advances, the Letters of Credit, the Notes, this Agreement, any Letter of Credit Reimbursement Agreement, any of the transactions contemplated hereby, or the use of the proceeds of the Borrowings or the Letters of Credit by the Borrowers or the beneficiaries under any Letters of Credit, whether or not such Indemnified Party is a party thereto, provided that such indemnity shall not, as to any Indemnified Party, be available (i) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party, (ii) to the extent such claims and liabilities are settled without the consent of the Company (such consent not to be unreasonably withheld), (iii) to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from a breach in any material respect of the obligations of such Indemnified Party under the Loan Documents or (iv) arising out of or in connection with any claim, litigation, investigation or proceeding that does not involve an act or omission of the Company or any of its Subsidiaries and that is brought by an Indemnified Party against any other Indemnified Party (other than any such claim, litigation, investigation or proceeding brought against the Agent solely in its capacity as such or in fulfillment of its role as Agent or similar role under the Loan Documents).  Each Bank agrees to give the Company prompt written notice of any investigation, litigation or proceeding which may lead to a claim for indemnification under this Section, provided that the failure to give such notice shall not affect the validity or enforceability of the indemnification hereunder.  Without in any way qualifying or limiting the Company’s indemnification obligation in this Section, to the extent permitted by applicable law, neither the Borrowers nor any Indemnified Party shall assert, and hereby waive, any claim against any Indemnified Party or the Company (respectively), on any theory of liability, for special, indirect, consequential or punitive damages (“Excluded Damages”), as opposed to direct or actual damages, arising out of, in connection with, or as a result of, the Advances, the Letters of Credit, the Notes, this Agreement, any Letter of Credit Reimbursement Agreement, any of the transactions contemplated hereby, or the use of the proceeds of the Borrowings or the Letters of Credit by the Borrowers or the beneficiaries under any Letters of Credit.

(b)    Payments.  All amounts due under this Section shall be payable not later than twenty (20) Business Days after written demand therefor.

(c)    Survival.  The agreements in this Section shall survive the resignation of the Agent the replacement of any Bank, the termination of the Total Commitments and the repayment, satisfaction or discharge of all the other obligations hereunder.

Section 9.13.  Confidentiality.  Each Bank and each Issuing Bank hereby agrees that it will keep confidential any information (as defined below) from time to time supplied to it by or on behalf of the Company under Section 5.01(b) or otherwise in connection with this Agreement (such information, the “Information”) except that such Information may be disclosed (a) on a need-to-know basis, to its Affiliates and its Affiliates’ respective directors, officers, agents, advisors and employees for the evaluation of, administration of and enforcement of rights under the Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions no less restrictive than those in this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information but in no event less than reasonable care.

Section 9.14.  Non-reliance by the Banks.  Each Bank by its signature to this Agreement represents and warrants that (i) it has not relied in the extension of the credit contemplated by this Agreement, nor will it rely in the maintenance thereof, upon any assets of the Company or its Subsidiaries consisting of Margin Stock as collateral and (ii) after reviewing the financial statements of the Company and its Subsidiaries referred to in Section 4.01(e), such Bank has concluded therefrom that the consolidated cash flow of the Company and its Subsidiaries is sufficient to support the credit extended to the Company pursuant to this Agreement.

Section 9.15.  No Indirect Security.  Notwithstanding any Section or provision of this Agreement to the contrary, nothing in this Agreement shall (i) restrict or limit the right or ability of the Company or any of its Subsidiaries to pledge, mortgage, sell, assign, or otherwise encumber or dispose of any Margin Stock, or (ii) create an Event of Default arising out of or relating to any such pledge, mortgage, sale, assignment or other encumbrance or disposition or any agreement with respect thereto.

Section 9.16.  Waiver of Jury Trial.  EACH OF THE COMPANY, THE BORROWING SUBSIDIARIES, THE AGENT, EACH ISSUING BANK AND THE BANKS IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG ANY OF THE PARTIES HERETO ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY NOTE.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

Section 9.17.  USA Patriot Act Notification.  Each Bank hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (title III of Pub.L.107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Bank to identify such Borrower in accordance with the Act.  Each Borrower shall promptly provide any information reasonably requested by a Bank to comply with the Act.

Section 9.18.  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the Arrangers are arm’s-length commercial transactions between each Borrower and its Affiliates on the one hand, and the Agent and the Arrangers, on the other hand, (B) each Borrower consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of its Affiliates, or any other Person and (B) neither the Agent nor the Arrangers have any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates and neither the Agent nor the Arrangers have any obligation to disclose any of such interests to any Borrower or its Affiliates.  To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Agent or the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.19.  Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 9.19, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Banks shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, or any Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.20.  Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Solely to the extent any Bank or Issuing Bank that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Bank or Issuing Bank that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank or Issuing Bank that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)   a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)  the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 9.21.  Bank Representations.

(a)    Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or their respective Affiliates or any other party hereto, that at least one of the following is and will be true:

(i)    such Bank is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Borrowings or the Commitments,

(ii)   the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Borrowings, the Commitments and this Agreement,

(iii)  (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Borrowings, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Borrowings, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Borrowings, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Bank.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or such Bank has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or their respective Affiliates or any other party hereto, that:

(i)    none of the Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Bank (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)   the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Borrowings, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)  the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Borrowings, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)  the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Borrowings, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Borrowings, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)   no fee or other compensation is being paid directly to the Agent or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Borrowings, the Commitments or this Agreement.

(c)    The Agent and each Arranger hereby inform the Banks that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Borrowings, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Borrowings or the Commitments for an amount less than the amount being paid for an interest in the Borrowings or the Commitments by such Bank or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ECOLAB INC.

By:	/s/ Kristen L. Bettmann
Name: Kristen L. Bettmann
Title: Assistant Treasurer

[Signature Page to Credit Agreement – Ecolab Inc.]

BANK OF AMERICA, N.A., as Agent

By:	/s/ Lindsay Kim
Name: Lindsay Kim
Title: Vice President

BANK OF AMERICA, N.A., as Bank,
Issuing Bank and Swing Line Bank

By:	/s/ Lindsay Kim
Name: Lindsay Kim
Title: Vice President

[Signature Page to Credit Agreement – Ecolab Inc.]

CITIBANK, N.A., as a Bank and an Issuing Bank

By:	/s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

[Signature Page to Credit Agreement – Ecolab Inc.]

JPMORGAN CHASE BANK, N.A., as a
Bank and an Issuing Bank

By:	/s/ Tony Yung
Name: Tony Yung
Title: Executive Director

[Signature Page to Credit Agreement – Ecolab Inc.]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Bank and an Issuing Bank

By:	/s/ Mark S. Campbell
Name: Mark S. Campbell
Title: Authorized Signatory

[Signature Page to Credit Agreement – Ecolab Inc.]

CREDIT SUISSE AG, Cayman Islands Branch, as a Bank

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By:	/s/ Brady Bingham
Name: Brady Bingham
Title: Authorized Signatory

[Signature Page to Credit Agreement – Ecolab Inc.]

MIZUHO BANK, LTD., as a Bank

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

[Signature Page to Credit Agreement – Ecolab Inc.]

Sumitomo Mitsui Banking Corporation, as a Bank

By:	/s/ Katsuyuki Kubo
Name: Katsuyuki Kubo
Title: Managing Director

[Signature Page to Credit Agreement – Ecolab Inc.]

U.S. BANK NATIONAL ASSOCIATION, as a Bank

By:	/s/ Andrew Beckman
Name: Andrew Beckman
Title: Senior Vice President

[Signature Page to Credit Agreement – Ecolab Inc.]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Mark H. Halldorson
Name: Mark H. Halldorson
Title: Director

[Signature Page to Credit Agreement – Ecolab Inc.]

BARCLAYS BANK PLC, as a Bank

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

[Signature Page to Credit Agreement – Ecolab Inc.]

GOLDMAN SACHS BANK USA, as a Bank

By:	/s/ Josh Rosenthal
Name: Josh Rosenthal
Title: Authorized Signatory

[Signature Page to Credit Agreement – Ecolab Inc.]

The Northern Trust Company, as a Bank

By:	/s/ Molly Drennan
Name: Molly Drennan
Title: Senior Vice President

[Signature Page to Credit Agreement – Ecolab Inc.]

ANNEX A

COMMITMENTS

Bank	Commitment Amount	Fronting Sublimit
Bank of America, N.A.	$ 220,500,000	$ 25,000,000

Citibank, N.A.	$ 220,500,000	$ 25,000,000

JPMorgan Chase Bank, N.A.	$ 220,500,000	$ 25,000,000

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$ 220,500,000	$ 25,000,000

Credit Suisse AG, Cayman Islands Branch	$ 149,000,000

Mizuho Bank, Ltd.	$ 149,000,000

Sumitomo Mitsui Banking Corporation	$ 149,000,000

U.S. Bank National Association	$ 149,000,000

Wells Fargo Bank, National Association	$ 149,000,000

Barclays Bank PLC	$ 149,000,000

Goldman Sachs Bank USA	$ 149,000,000

The Northern Trust Company	$ 75,000,000

Total	$ 2,000,000,000	$ 100,000,000

SCHEDULE I

Bank of America’s Domestic Lending Office and Eurocurrency Lending Office:

Bank of America

101 N. Tryon Street

Mail Code: NC1-001-05-46

Charlotte, NC 28255-0001

Attention: Jennifer Thayer

Phone:  (980)  388-3254

Fax:  (704)  409-0486

E-Mail: jennifer.thayer@baml.com

Bank of America’s Domestic Lending Office for purposes of Letters of Credit:

Bank of America

Trade Operations

Mail Code: PA6-580-02-30

1 Fleet Way

Scranton, PA 18507

Attention: Michael A. Grizzanti

Telephone: (580) 496-9621

Fax:  (800) 755-8740

E-Mail: tradeclientserviceteamus@baml.com